Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SCIENCE 37, INC.,

LIFESCI ACQUISITION II CORP.,

and

LIFESCI ACQUISITION II MERGER SUB, INC.

Dated as of May 6, 2021

TABLE OF CONTENTS

Page

Article I	The Merger	3
1.1	The Merger	3
1.2	Closing	3
1.3	Effective Time	3
1.4	The Certificate of Incorporation of the Surviving Company	3
1.5	The Bylaws of the Surviving Company	3
1.6	Directors of the Surviving Company	4
1.7	Officers of the Surviving Company	4
1.8	Directors of Parent.	4
Article II	Merger Consideration; Effect of the Merger on Securities	4
2.1	Conversion of Securities	4
2.2	Exchange Procedures	7
2.3	Withholding Rights	9
2.4	Payment of Expenses	9
2.5	Allocation Statement; Parent Closing Statement	10
2.6	Appraisal Rights	11
2.7	Adjustments to Prevent Dilution	11
2.8	Earn-Out	12
Article III	Representations and Warranties of the Company	14
3.1	Organization, Good Standing and Qualification	14
3.2	Capital Structure of the Company	15
3.3	Corporate Authority; Approval and Fairness	17
3.4	Governmental Filings; No Violations; Certain Contracts, Etc.	17
3.5	Financial Statements; Internal Controls	18
3.6	Absence of Certain Changes	18

i

TABLE OF CONTENTS CONTINUED

Page

3.7	Liabilities	19
3.8	Litigation	19
3.9	Compliance with Laws; Permits	19
3.10	Employee Benefits	20
3.11	Labor Matters	22
3.12	Environmental Matters	22
3.13	Tax Matters	23
3.14	Real and Personal Property	24
3.15	Intellectual Property; IT Assets	24
3.16	Insurance	28
3.17	Company Material Contracts	28
3.18	Brokers and Finders	30
3.19	Suppliers and Customers	30
3.20	Registration Statement	30
3.21	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	30
3.22	Compliance with Health Care Laws and Certain Contracts	31
3.23	Related Party Transactions	32
3.24	No Outside Reliance	33
3.25	No Other Representations or Warranties	33
Article IV	Representations and Warranties of Parent and Merger Sub	33
4.1	Organization, Good Standing and Qualification	34
4.2	Capital Structure of Parent	34
4.3	Corporate Authority; Approval	35
4.4	Governmental Filings; No Violations; Certain Contracts	36
4.5	Parent Reports; Internal Controls	36

TABLE OF CONTENTS CONTINUED

Page

4.6	Absence of Certain Changes	38
4.7	Business Activities; Liabilities	38
4.8	Litigation and Proceedings	39
4.9	Compliance with Laws	39
4.10	Investment Company Act; JOBS Act	39
4.11	Parent Trust Account	39
4.12	Private Placements	40
4.13	Valid Issuance	40
4.14	Takeover Statutes and Charter Provisions	40
4.15	NASDAQ Stock Market Quotation	40
4.16	Brokers and Finders	40
4.17	Registration Statement and Proxy Statement	40
4.18	Taxes	41
4.19	Benefit Plans	41
4.20	No Outside Reliance	41
4.21	Parent Transaction Fee Cap	42
4.22	No Other Representations or Warranties	42
Article V	Covenants of the Company	42
5.1	Interim Operations	42
5.2	Inspection	44
5.3	No Claim Against the Parent Trust Account	44
5.4	Acquisition Proposals; Alternative Transactions	45
5.5	Prospectus/Proxy Filing; Information Supplied	45
Article VI	Covenants of Parent	46
6.1	Conduct of Parent	46

TABLE OF CONTENTS CONTINUED

Page

6.2	Parent Trust Account Matters	47
6.3	Indemnification; Directors’ and Officers’ Insurance	48
6.4	Approval of Sole Stockholder of Merger Sub	49
6.5	Inspections	49
6.6	Parent NASDAQ Listing	50
6.7	Parent Public Filings	50
6.8	Private Placements	50
6.9	Post-Closing Board of Directors and Officers of Parent	50
6.10	Indemnification Agreements	50
6.11	Exclusivity	51
6.12	Governing Documents	51
6.13	Stockholder Litigation	51
Article VII	Joint Covenants	51
7.1	Preparation of Registration Statement	51
7.2	Parent Special Meeting	53
7.3	Company Stockholder Approval	53
7.4	Cooperation; Efforts to Consummate	54
7.5	Status; Notifications	55
7.6	Publicity	55
7.7	Section 16 Matters	56
7.8	Tax Matters	56
7.9	Parent Incentive Plan	57
7.10	Amended and Restated Registration Rights Agreement	57
7.11	Non-Profit Organization	57
7.12	Amendment of Fiscal Year of Parent	57

TABLE OF CONTENTS CONTINUED

Page

7.13	Amendment to Parent Warrant Agreement	58
Article VIII	Conditions	58
8.1	Mutual Conditions to Obligation of Each Party	58
8.2	Conditions to Obligation of Parent and Merger Sub	58
8.3	Conditions to Obligation of the Company	59
Article IX	Termination; Survival	61
9.1	Termination by Mutual Written Consent	61
9.2	Termination by Either Parent or the Company	61
9.3	Termination by Parent	61
9.4	Termination by the Company	62
9.5	Effect of Termination	62
Article X	No Survival	63
Article XI	Miscellaneous	63
11.1	Amendment; Waiver	63
11.2	Counterparts	63
11.3	Governing Law	64
11.4	Forum; Waiver of Jury Trial	64
11.5	Equitable Remedies	65
11.6	Notices	65
11.7	Entire Agreement	66
11.8	Expenses	67
11.9	Successors and Assigns	67
11.10	Third Party Beneficiaries	67
11.11	Non-Recourse	68
11.12	Severability	68

v

TABLE OF CONTENTS CONTINUED

Page

11.13	Interpretation and Construction	68
11.14	Definitions	70

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Support Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Amended and Restated Bylaws of Parent
Exhibit E	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit F	Sponsor Lock-Up Agreement
Exhibit G	Director Nomination Agreement Term Sheet

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of May 6, 2021, is entered into by and among Science 37, Inc., a Delaware corporation (the “Company”), LifeSci Acquisition II Corp., a Delaware corporation (“Parent”), and LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.

RECITALS

WHEREAS, Parent is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination.

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Parent, and was formed for the sole purpose of the Merger.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Company pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, the respective boards of directors or similar governing bodies of each of Parent, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL.

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and each of the parties subscribing for Parent Common Stock thereunder (the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (collectively, the “Subscription Agreements”), for private placements of at least 20,000,000 shares of Parent Common Stock resulting in at least $200,000,000 in cash proceeds in the aggregate (the “Private Placements”), such private placement to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Parent and the Company.

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into a Company Holders Support Agreement, dated as of the date hereof (the “Support Agreement”), with Parent and the Company, in the form set forth on Exhibit B.

WHEREAS, pursuant to the Parent Organizational Documents, Parent shall provide an opportunity to its stockholders to have their Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Parent Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Business Combination (the “Redemption Offer”).

WHEREAS, prior to the consummation of the Transactions, Parent shall adopt the amended and restated bylaws of Parent (the “Parent Restated Bylaws”), substantially in the form set forth on Exhibit D.

WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt an omnibus equity incentive plan (the “Parent Incentive Plan”) and employee stock purchase plan (the “Parent ESPP”) as provided herein.

WHEREAS, in connection with the Closing, Parent, the Company, certain Parent Stockholders and certain Company Stockholders who will receive Parent Common Stock pursuant to Article II shall enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), substantially in the form set forth on Exhibit C, to be effective upon the Closing.

WHEREAS, in connection with the Closing, Parent and certain stockholders of the Company shall enter into a Director Nomination Agreement (the “Director Nomination Agreement”), which Director Nomination Agreement shall, among other customary terms and conditions, contain the term and conditions set forth on Exhibit G.

WHEREAS, immediately following the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the second amended and restated certificate of incorporation of Parent (the “Parent Restated Charter”), in the form set forth on Exhibit E.

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I

The Merger

1.1              The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL and in this Agreement. Notwithstanding the foregoing, if Parent or the Company determine in good faith that the Merger is not likely to qualify as a reorganization within the meaning of Section 368 of the Code, the Parties shall work together in good faith to structure the Merger in a manner that would so qualify, including by reversing the direction of the Merger or structuring the Merger as a two-step integrated transaction within the meaning of Revenue Ruling 2001-46, 2001-2 C.B. 32.

1.2              Closing. The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 9:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last of the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement, or at such other date, time or place as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3              Effective Time. As soon as practicable following the Closing but on the Closing Date, the Company and Parent shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4              The Certificate of Incorporation of the Surviving Company. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in such form as is mutually agreed by the Company and Parent prior to the Effective Time, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Surviving Company Certificate of Incorporation”).

1.5              The Bylaws of the Surviving Company. The Parties shall take all actions necessary so that, at or prior to the Effective Time, the bylaws of the Surviving Company shall be amended and restated to be in such form as is mutually agreed by the Company and Parent prior to the Effective Time, until thereafter amended in accordance with its terms and the DGCL (the “Surviving Company Bylaws”).

1.6              Directors of the Surviving Company. The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director effective as of the Effective Time) and (b) each person identified by the Company in writing to Parent prior to the Effective Time shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations, or if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

1.7              Officers of the Surviving Company. The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

1.8              Directors of Parent. The Parties shall cause the Parent Board as of immediately following the Effective Time to include those individuals designated as provided in the Director Nomination Agreement, each to hold office in accordance with the Parent Restated Charter and the Parent Restated Bylaws.

Article II

Merger Consideration; Effect of the Merger on Securities

2.1              Conversion of Securities.

(a)               Treatment of Convertible Securities.

(i)                 Company Preferred Stock. Subject to the written consent of the holders of a majority of the then outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis in accordance with Section B.4 of Article IV of the Company Charter, immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter (the “Preferred Stock Conversion”). After the Preferred Stock Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(ii)              Company Warrants. Following the date hereof, the Company shall use its commercially reasonable efforts to cause the holder of each Company Warrant that is outstanding and unexercised to exercise such Company Warrant in exchange for shares of Company Common Stock; provided, however, that at the Effective Time, each Company Warrant that remains outstanding and unexercised immediately prior to the Effective Time shall become converted into and become a warrant exercisable to receive Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under the Company Warrants assumed by Parent (each, an “Assumed Warrant”) shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying (1) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon exercise of the Company Warrant that were subject to such Company Warrant immediately prior to the Effective Time, by (2) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the terms and other provisions of such Company Warrant shall otherwise remain unchanged.

(b)               Treatment of Company Stock. At the Effective Time (and, for the avoidance of doubt, following the Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any holder thereof:

(i)                 Company Common Stock. Each share of Company Common Stock (including Company Common Stock resulting from the Preferred Stock Conversion) that is issued and outstanding immediately prior to the Effective Time, other than the Company Dissenting Shares, shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, (A) a number of shares of Parent Common Stock equal to the Exchange Ratio, subject to rounding pursuant to Section 2.2(f) (the “Per Share Merger Consideration”) and (B) a number of Earn-Out Shares in accordance with Section 2.8;

(ii)              Company Treasury Stock. Each share of Company Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)            Company Dissenting Shares. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6(a).

(c)               Treatment of Company Options.

(i)                 Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plan, whether or not then vested and exercisable, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into (i) an option to purchase such number of shares of Parent Common Stock determined in accordance with this Section 2.1(c) (each, an “Assumed Option”), and (ii) the right to receive a number of Earn-Out Shares in accordance with Section 2.8. Each Assumed Option shall represent an option to purchase a number of shares of Parent Common Stock at such exercise price, in each case, determined as follows and as set forth in the Allocation Statement:

(A)             The number of shares of Parent Common Stock subject to the Assumed Option shall be equal to (rounded down to the nearest whole share): (I) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (II) the Exchange Ratio.

(B)              The exercise price shall be equal to (rounded up to the nearest whole cent): (I) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time, divided by (II) the Exchange Ratio.

Notwithstanding the foregoing, in all cases, the exercise price of and the number of shares of Parent Common Stock subject to the Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Additionally, in the case of any Company Option to which Section 422 of the Code applies, the exercise price of and the number of shares of Parent Common Stock subject to the corresponding Assumed Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided above, following the Effective Time, each Assumed Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time. Notwithstanding the foregoing provisions of this Section 2.1(c), in the event the exercise price per share of a Company Option as in effect as of immediately prior to the Effective Time is greater than or equal to the Per Share Merger Consideration, such Company Option shall be cancelled at the Effective Time for no consideration, and the holder of such Company Option shall thereafter cease to have any rights with respect to such Company Option.

(ii)              Parent Actions. Parent shall take all actions that are necessary for the assumption of the Company Options pursuant to this Section 2.1, including the reservation, issuance and listing of Parent Common Stock as necessary to consummate the transactions contemplated by this Section 2.1.

(d)               Merger Sub Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

2.2              Exchange Procedures.

(a)               Exchange Agent. Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of the Aggregate Merger Consideration pursuant to Section 2.1. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Stock may be entitled pursuant to Section 2.2(e) with both a record and payment date after the Effective Time and prior to the surrender of such Company Stock. Such shares of Parent Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. For the avoidance of doubt, references to “Company Stock” in this Section 2.2(a) shall exclude Company Dissenting Shares.

(b)               Procedures for Surrender. Prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of Company Common Stock entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.1 a letter of transmittal (the “Letter of Transmittal”), which shall be in a form reasonably acceptable to Parent and the Company and shall specify (i) that, with respect to shares of Company Common Stock evidenced by certificates (the “Certificates”), delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Letter of Transmittal to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) in exchange for the applicable Per Share Merger Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates or Book-Entry Shares, as applicable, pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender of Certificates, if any (or affidavits in lieu thereof in accordance with Section 2.2(i)), for cancellation to the Exchange Agent and delivery of a Letter of Transmittal with respect to all Certificates or Book-Entry Shares held by such holder for cancellation, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor and Parent shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 2.1 and as set forth in the Allocation Statement, and the Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate and Book-Entry Share entitled to receive the applicable Per Share Merger Consideration in accordance with Section 2.1 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.1.

(c)               Delivery of Consideration to Other Persons. If any Per Share Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Merger Consideration, or the Person in whose name such Per Share Merger Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Parent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)               Stop Transfer. After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Company, Parent or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration in accordance with, the procedures set forth in this Section 2.2.

(e)               Distributions with Respect to Un-surrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.2(i)) is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Stock (other than Company Dissenting Shares) in accordance with this Article II, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

(f)                Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded up to the nearest whole share of Parent Common Stock.

(g)               No Interest. No interest will be paid or accrued on any amount payable for shares of Parent Common Stock pursuant to this Article II.

(h)               Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to Parent. Any holder of Company Stock (other than Company Dissenting Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of the Aggregate Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article II.

(i)                 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II, had such lost, stolen or destroyed Certificate been surrendered.

2.3              Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Parent shall provide the Company with at least five (5) days prior written notice of any amounts that Parent (or any of Parent’s representatives) intends to withhold from consideration payable to the holders of Company Common Stock hereunder, and shall reasonably cooperate with the Company to reduce or eliminate any such withholding. To the extent that amounts are so withheld by Parent or the Surviving Company, as applicable, consistent with the terms of this Section 2.3, such withheld amounts (a) shall be timely remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Company, as applicable.

2.4              Payment of Expenses. At the Closing:

(a)               Parent shall pay or cause to be paid by wire transfer of immediately available funds all (i) fees, costs, expenses and disbursements of the Company or its Subsidiaries for outside counsel incurred in connection with the Transactions; (ii) reasonable and documented fees, costs, expenses and disbursements of the Company or its Subsidiaries for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions, (iii) bonuses, change in control payments, retention and similar payments payable in connection with the consummation of the Transactions and (iv) all severance payments, retirement payments and similar payments and success fees payable in connection with the consummation of the Transactions (collectively, the “Outstanding Company Expenses”).

(b)               Parent shall pay or cause to be paid by wire transfer of immediately available funds all (i) fees, costs, expenses and disbursements of Parent or Merger Sub for outside counsel, (ii) reasonable and documented fees, costs, expenses and disbursements of Parent or Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Parent or Merger Sub incurred in connection with the Transactions and (iii) any Indebtedness of Parent or Merger Sub owed to its Affiliates or stockholders (collectively, the “Outstanding Parent Expenses” and together with the Outstanding Company Expenses, the “Outstanding Transaction Expenses”); provided, however, that without the prior written consent of the Company, the Outstanding Parent Expenses, less any amounts payable by Parent to Cowen, in its capacity as exclusive placement agent in connection with the Private Placement, shall not in any event exceed $6,000,000 in the aggregate (the “Parent Transaction Fee Cap”).

2.5              Allocation Statement; Parent Closing Statement.

(a)               No later than the third (3rd) Business Day preceding the anticipated Closing Date, the Company shall prepare and deliver to Parent a statement containing the following information (the “Allocation Statement”):

(i)                 The amount of the Outstanding Company Expenses.

(ii)              The allocation of the Aggregate Merger Consideration to the holders of Company Common Stock, after giving effect to the Preferred Stock Conversion.

(iii)            Each holder and the number of shares of Parent Common Stock constituting the Per Share Merger Consideration receivable by such holder of Company Common Stock pursuant to the terms of this Agreement, after giving effect to the Preferred Stock Conversion.

(iv)             Each Assumed Warrant that will be outstanding as of the Closing, and with respect to such Assumed Warrant, the number of shares of Parent Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant, in each case calculated in accordance with Section 2.1(a)(ii).

(v)               Each Assumed Option that will be outstanding as of the Closing, and with respect to such Assumed Option, the number of shares of Parent Common Stock issuable upon exercise of such Assumed Option and the exercise price of such Assumed Option, in each case calculated in accordance with Section 2.1(c).

(b)               Parent and Merger Sub shall be entitled to rely fully on the information in the Allocation Statement in issuing the Per Share Merger Consideration and converting the Company Options into the Assumed Options.

(c)               No later than the third (3rd) Business Day preceding the anticipated Closing Date, Parent shall prepare and deliver to the Company a statement containing the following information (the “Parent Closing Statement”):

(i)                 The amount of Outstanding Parent Expenses.

(ii)              The amount of Closing Parent Cash, including the amount of Closing Parent Cash net of the Outstanding Transaction Expenses.

2.6              Appraisal Rights.

(a)               Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL or the California Corporations Code (the “CCC”), shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL and Chapter 13 of the CCC, and otherwise complied with all of the provisions of the DGCL and the CCC relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable Per Share Merger Consideration, unless and until such stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL and the CCC. Any Company Stockholder who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal with respect to such shares of Company Stock under Section 262 of the DGCL and Chapter 13 of the CCC shall thereupon be deemed to have been converted into, and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock, and such shares of Company Stock shall cease to be “Company Dissenting Shares” for purposes of this Agreement.

(b)               Prior to the Closing, the Company shall give Parent prompt notice (and in any event within one Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Company Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL and Chapter 13 of the CCC, or agree or commit to do any of the foregoing.

2.7              Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.7 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

2.8              Earn-Out.

(a)               Issuance of Earn-Out Shares.

(i)                 Following the Closing, and as additional consideration in respect of shares of Company Common Stock (after giving effect to the Preferred Stock Conversion) and the Company Options, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to Persons who held such shares of Company Common Stock (after giving effect to the Preferred Stock Conversion) and Company Options immediately prior to the Effective Time (the “Company Earn-Out Holders”), in accordance with their respective Earn-Out Pro Rata Shares, the following shares of Parent Common Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(A)             upon the occurrence of Triggering Event I, a one-time aggregate issuance of 5,000,000 Earn-Out Shares; and

(B)              upon the occurrence of Triggering Event II, a one-time aggregate issuance of 7,500,000 Earn-Out Shares.

(ii)              The Parent Common Stock price targets set forth in the definitions of Triggering Event I and Triggering Event II shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock occurring at or after the Closing.

(b)               Acceleration Event. If, during the Earn-Out Period, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Parent Common Stock) equal to or in excess of the applicable Parent Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (ii) Parent shall issue the applicable Earn-Out Shares to the Company Earn-Out Holders (in accordance with their respective Earn-Out Pro Rata Shares), and the Company Earn-Out Holders shall be eligible to participate in such Change of Control.

(c)               Earn-Out Cap; Service Requirements. For the avoidance of doubt, the Company Earn-Out Holders shall be entitled to receive Earn-Out Shares upon the occurrence of each Triggering Event (or Acceleration Event, if applicable); provided, however, that each Triggering Event (or Acceleration Event, if applicable) shall only occur once, if at all, and in no event shall the Company Earn-Out Holders be entitled to receive more than 12,500,000 Earn-Out Shares (subject to adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock). Notwithstanding anything in this Agreement to the contrary, any Earn-Out Shares issuable under this Section 2.8 to any Company Earn-Out Holder in respect of Company Options held by such Company Earn-Out Holder as of immediately prior to the Effective Time shall be issued to such Company Earn-Out Holder only if such Company Earn-Out Holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event (or Acceleration Event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Company Earn-Out Holders who remain entitled to receive Earn-Out Shares in accordance with their respective Earn-Out Pro Rata Shares.

(d)               Defined Terms. The following terms shall be defined as follows:

(i)                 “Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.

(ii)              “Earn-Out Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date.

(iii)            “Earn-Out Pro Rata Share” means, for each Company Earn-Out Holder, a percentage determined by the quotient of:

(A)             The sum of (i) the total number of shares of Company Common Stock held by the Company Earn-Out Holder as of immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion); plus (ii) (x) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are held by the Company Earn-Out Holder as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (y) the number of shares of Company Common Stock equal to (I) the aggregate of the exercise prices of the Company Options described in clause (x) above, divided by (II) the Per Share Value; divided by

(B)              The sum of (i) the total number of shares of Company Common Stock held by all Company Earn-Out Holders as of immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion); plus (ii) (x) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are held by all Company Earn-Out Holders as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (y) the number of shares of Company Common Stock equal to (I) the aggregate of the exercise prices of the Company Options described in clause (x) above, divided by (II) the Per Share Value.

(iv)             “Parent Common Share Price” means the share price equal to the VWAP of Parent Common Stock for a period of at least 20 days (which may or may not be consecutive) out of the 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock).

(v)            “Trading Market” means, with respect to any security, NASDAQ or such other securities exchange on which such security is traded.

(vi)             “Triggering Event I” means the date on which the Parent Common Share Price is equal to or greater than $15.00 after the Closing Date, but within the Earn-Out Period.

(vii)            “Triggering Event II” means the date on which the Parent Common Share Price is equal to or greater than $20.00 after the Closing Date, but within the Earn-Out Period.

(viii)           “Triggering Events” means, collectively, Triggering Event I and Triggering Event II.

(ix)             “VWAP” means, with respect to any security, for each trading day, the daily volume-weighted average price (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

Article III

Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1              Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

3.2              Capital Structure of the Company.

(a)               Company Stock. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the shares of Company Stock: (i) the authorized, issued and outstanding shares of each class and series of Company Stock, (ii) the holders of the shares each class and series of Company Stock and (iii) the shares of Company Stock reserved for issuance pursuant to the Company Warrants, Company Options, and the Stock Plan. All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (C) were not issued in breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right.

(b)               Company Options. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to each outstanding Company Option: (i) the number of shares of Company Common Stock subject to each Company Option; (ii) the holder of each Company Option; (iii) the exercise price with respect to each Company Option; and (iv) the grant date of each Company Option. Each Company Option was granted in compliance in all material respects with all applicable securities Laws, the Company’s Organizational Documents and the terms and conditions of the Stock Plan pursuant to which it was issued. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Option governing such shares and the Stock Plan, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of Encumbrances (other than such Encumbrances as created by the Company’s Organizational Documents or applicable securities Laws).

(c)               Company Warrants. Section 3.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the Company Warrants: (i) the Company Warrants issued and outstanding, and the number of shares of each class and series of Company Stock subject to each Company Warrant; (ii) the holder of each Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was issued; and (v) the date on which such Company Warrant expires. The Company has made available to Parent true and correct copies of the Company Warrants. All outstanding Company Warrants (A) were issued in compliance in all material respects with applicable securities Laws and (B) were not issued in material breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(d)               No Other Securities or Rights. Except as set forth in Section 3.2(a) through (d) of the Company Disclosure Letter, there are no (i) shares of any class or series of capital stock of the Company authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of the Company or any of its Subsidiaries or (iii) equity appreciation rights, restrict stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of the Company. Except as set forth in the Company’s Organizational Documents or as set forth in Section 3.2(d) of the Company Disclosure Letter, none of the Company’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. The Company does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Organizational Documents of the Company or as set forth in Section 3.2(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Company Stock or any capital stock or equity securities of its Subsidiaries.

(e)              Subsidiaries. Section 3.2(e) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrance (other than such Encumbrances as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Except as set forth in Section 3.2(e) of the Company Disclosure Letter, the Company has no other Subsidiaries and does not directly or indirectly own or hold any (i) equity securities, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity securities of any other Person or (iii) options or other rights to acquire equity securities of any other Person. The Company is not party to any Contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

3.3              Corporate Authority; Approval and Fairness.

(a)               The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by (i) a majority of the outstanding shares of Company Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis), (ii) a majority of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time (voting together as a single class), and (iii) a majority of the outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis), in each case, in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”). This Agreement has been, and each Transaction Document will be, duly executed and delivered by the Company, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.

(b)               The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions, and resolved to recommend adoption of this Agreement to the holders of shares of Company Stock and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.

3.4              Governmental Filings; No Violations; Certain Contracts, Etc.

(a)               Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)               The execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transactions by the Company will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the material assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5              Financial Statements; Internal Controls.

(a)              Section 3.5 of the Company Disclosure Letter sets forth the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020 and the audited consolidated statement of operations, statements of comprehensive income (loss), statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements, in each case, in conformity with GAAP, consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b)               The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6              Absence of Certain Changes. Between the Interim Balance Sheet Date and the date hereof:

(a)              There has not occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, resulted in or would reasonably be expected to result in a Material Adverse Effect.

(b)               Except as set forth on Section 3.6(b) of the Company Disclosure Letter, the Company and its Subsidiaries have, in all material respects, operated in the ordinary course of business.

3.7              Liabilities.

(a)               As of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities (a) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) incurred in the ordinary course of business between the Interim Balance Sheet Date and the date hereof, (c) incurred in connection with this Agreement, (d) disclosed in the Company Disclosure Letter, (e) incurred pursuant to Contracts or Permits binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from any breach of or default under such Contract or Permit) or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)               Set forth in Section 3.7(b) of the Company Disclosure Letter is a list of all Indebtedness of the Company and its Subsidiaries for borrowed money. Neither the Company nor any of its Subsidiaries has guaranteed any other Person’s Indebtedness for borrowed money.

3.8              Litigation.

(a)               As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliate, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)              As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.9              Compliance with Laws; Permits.

(a)               Each of the Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. The Company has not received any written notice of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)              No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened in writing.

(c)               The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all Permits necessary to conduct their respective businesses as presently conducted. No Permits shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)              The Company, its Subsidiaries, and to the Knowledge of the Company, their respective Representatives acting on behalf of the Company or its Subsidiaries are in compliance with, and since the Look-Back Date have complied in all material respects with, (i) the FCPA, and (ii) the provisions of all applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries, except, in each case of clauses (i) and (ii), for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their respective Representatives acting on behalf of the Company or its Subsidiaries have paid, offered or promised to pay, or authorized or ratified the payment, directly or knowingly indirectly, of any unlawful bribes, kickbacks or other similar payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA and any Laws described in clause (ii).

(e)               The Company and each of its Subsidiaries is, and since the Look-Back Date have been, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (collectively, “Export and Sanctions Regulations”), except for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10            Employee Benefits.

(a)               Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan.

(b)              With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material and non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(c)               Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Company Benefit Plan, other than any “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance with its terms and applicable Law, including any applicable provisions of ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened in writing by a Governmental Entity by, on behalf of or against any Company Benefit Plan that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(d)               With respect to each Company Benefit Plan that is an ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e)               Each Company Benefit Plan that is an ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code (or time is remaining to apply for such determination), and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of any such Company Benefit Plan. With respect to any Company Benefit Plan that is an ERISA Plan, except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)                Neither the Company nor any Company ERISA Affiliate has contributed (or had any obligation to contribute) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g)              Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

(h)              Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i)               Except as would not reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(j)              Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, or (iii) result in the payment of any amount that could individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(k)             Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification or reimbursement payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l)                Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

3.11            Labor Matters.

(a)               Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b)              As of the date of this Agreement and since the Look-Back Date, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that would reasonably be expected to interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Law respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

3.12            Environmental Matters. (a) The Company and its Subsidiaries have, since the Look-Back Date, complied in all material respects with all applicable Environmental Laws; (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

3.13            Tax Matters.

(a)               The Company and each of its Subsidiaries (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)              No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of the Company and its Subsidiaries.

(c)                There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries.

(d)               Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries, and other than any commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(e)               Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(f)               Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)               Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)              To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

3.14            Real and Personal Property.

(a)               Neither the Company nor its Subsidiaries owns any real property.

(b)               Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”). The Company or one of its Subsidiaries holds a valid and enforceable leasehold interest under such Leases, free and clear of all Encumbrances created by the Company or its Subsidiaries, other than (i) Encumbrances that do not materially affect the use of such real property by the Company or its Subsidiary, and (ii) Permitted Encumbrances. Each Lease is a valid and binding obligation on the Company or its Subsidiary, and to the Knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured. The Company has made available to Parent true and correct copies of the Leases.

(c)              Except for assets sold, consumed or disposed of in the ordinary course of business since the Interim Balance Sheet Date, the Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to, all of their material tangible personal property shown to be owned or leased by it on the Financial Statements or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

3.15            Intellectual Property; IT Assets.

(a)               Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) Patents, (ii) trademark registrations and pending trademark applications, (iii) registered copyrights and pending copyright applications (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Scheduled Intellectual Property”). All of the registrations and applications within the Scheduled Intellectual Property are subsisting, in full force and effect, and have not been cancelled, expired, abandoned, or otherwise terminated, and payment of all renewal and maintenance fees due in respect thereto, and all filings related thereto, have been duly made. To the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid. Immediately after the Closing, the Company and its Subsidiaries will continue to have all rights in and to and including the right to exploit all Owned Intellectual Property and Licensed Intellectual Property, in each case, on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing. Except as set forth in Section 3.15(a) of the Company Disclosure Letter, there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Owned Intellectual Property within ninety (90) days after the date of this Agreement.

(b)               The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances. Except as set forth on Section 3.15(b) of the Company Disclosure Letter, (i) no Owned Intellectual Property is or has been, since the Look-Back Date, the subject of any opposition, cancellation, or similar Proceeding before any Governmental Entity other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing, (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Governmental Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is or has been, since the Look-Back Date, subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property, and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing.

(c)               To the Knowledge of the Company, the Company or its Subsidiaries has a valid and continuing license to use all Licensed Intellectual Property.

(d)               To the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, (i) as is currently conducted, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries does not infringe, misappropriate, or violate any Intellectual Property of any Person, (ii) as was conducted since the Look-Back Date, including any use of the Owned Intellectual Property as previously used by the Company or any of its Subsidiaries since the Look-Back Date, did not infringe, misappropriate, or violate any Intellectual Property (excluding Patents) of any Person, and (iii) as was conducted in the since the Look-Back Date, including any use of the Owned Intellectual Property as previously used by the Company or any of its Subsidiaries over such period, did not infringe, misappropriate, or violate any Patents of any Person. Except as set forth in Section 3.15(d) of the Company Disclosure Letter, there is no Proceeding pending or threatened in writing in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person, and there is no existing fact or circumstances that to the Knowledge of the Company that would reasonably be expected to result in such a Proceeding.

(e)                Section 3.15(e) of the Company Disclosure Letter sets forth a true, accurate, and complete list, as of the date of this Agreement, of pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property. Except as would not have a Material Adverse Effect or except as set forth in Section 3.15(e) of the Company Disclosure Letter, to the Knowledge of the Company, no Person (i) is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property, (ii) was since the Look-Back Date infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property (excluding Patents), and (iii) was since the Look-Back Date infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Patents owned or purported to be owned by the Company or any of its Subsidiaries.

(f)               Each current and former officer and employee, contractor and other Person involved in the development or creation of any Intellectual Property on behalf of the Company or any of its Subsidiaries has executed a written agreement with the Company or applicable Subsidiary (i) obligating such person to maintain the confidentiality of the Company’s or applicable Subsidiary’s confidential information both during and after the term of such Person’s employment or engagement; (ii) containing work-made-for-hire provisions for copyrightable Intellectual Property authored by such Person during the term of such Person’s employment or engagement; and (iii) assigning to the Company or Subsidiary all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, no Governmental Entity or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(g)                The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(h)               The Company and its Subsidiaries have implemented, and are operating in material compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain appropriate controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computers, software, networks, and all associated hardware, equipment, interfaces, platforms, and peripherals (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized access, loss, or other misuse, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption technology. To the Knowledge of the Company, for the past twenty-four (24) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, or any unauthorized intrusions or use, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, and to the Knowledge of the Company, there have not been any unauthorized access or use of any information (including Sensitive Data) stored thereon or transmitted thereby except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not have a Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its business (including third-Person audits of Computer Systems). The Computer Systems are (i) sufficient in all material respects for the current operations of the Company and its Subsidiaries and, to the Knowledge of the Company, all currently contemplated operations, and (ii) operate in material conformance with their documentation and without any material defect, unavailability, virus, malware or error.

(i)                The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services (the “IT Providers”) to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data and Protected Health Information, have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and Protected Health Information and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data or Protected Health Information maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as 128 bit encryption for all data at rest) and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data and Protected Health Information.

(j)                To the Knowledge of the Company, since the Company’s inception, no IT Provider has experienced any breach of security or otherwise unauthorized use or access by or disclosure to third parties by any such IT Provider or its employees, consultants or contractors with respect to any Personal Data or Protected Health Information in the possession, custody or control of any such IT Provider.

(k)                The Company and its Subsidiaries have in place and have previously had in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ personal data. The Company and its Subsidiaries have materially complied with the then applicable Privacy Policy and all applicable Laws relating to the collection, use, storage and transfer of personal data. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not violate any such Privacy Policies and Company has provided Parent true, correct and complete copies of such Privacy Policies.

(l)                Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.

(m)              Except as set forth in Section 3.15(m) of the Company Disclosure Letter none of the tangible embodiments of Owned Intellectual Property (including Software) is currently or was in the past distributed or used by the Company or any Subsidiary with any Public Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Section 3.15(m) of the Company Disclosure Letter further identifies the Public Software with which such identified tangible embodiments were distributed or used, and the manner of such distribution or use, and how such Public Software was integrated or combined with or linked to any such tangible embodiments.

(n)               The Company and the Subsidiaries are in actual possession and control of the source code of the software within the Owned Intellectual Property and all documentation, specifications and know-how related. Except as set forth on Section 3.15(n) of the Company Disclosure Letter, no Person other than the Company and the Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.

3.16          Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and are in full force and effect. All premiums due with respect to all Insurance Policies have been paid. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and correct copies in all material respects of the Insurance Policies.

3.17            Company Material Contracts.

(a)               Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the following Contracts to which the Company or any of its Subsidiaries is a party (the “Company Material Contracts”):

(i)               any Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments (A) to the Company and its Subsidiaries of more than $1,000,000 or (B) from the Company and its Subsidiaries of more than $500,000;

(ii)              any Contract that cannot be terminated by the Company or its Subsidiaries on less than ninety (90) days’ notice (without a monetary penalty) and is reasonably likely to require, during the remaining term of such Contract, annual payments (A) to the Company and its Subsidiaries of more than $1,000,000 or (B) from the Company and its Subsidiaries of more than $500,000;

(iii)            any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance that is material to the business of the Company and its Subsidiaries taken as a whole;

(iv)            any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since the Look-Back Date involving consideration in excess of $500,000 of any Person or other business organization, division or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(v)              any Contract with outstanding obligations for the sale or purchase of personal property or fixed assets having a value individually, with respect to all sales thereunder, in excess of $1,000,000 or, with respect to all purchases thereunder, in excess of $500,000, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;

(vi)           any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to Indebtedness for borrowed money in excess of $500,000;

(vii)            any Contract that contain provisions that (A)  expressly limit in any material respect either the type of business in which the Company or its Subsidiaries (, or after the Effective Time, Parent or its Subsidiaries) may engage in or the manner or locations in which any of them may so engage in, (B) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Surviving Company and its Subsidiaries or (C) expressly prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(viii)           any IP Contract;

(ix)             any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code for any material Software included in the Intellectual Property of the Company, or to provide for such source code to be placed in escrow or a similar arrangement for the benefit of a third party (including upon the occurrence of specified events);

(x)            any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5.00% or more of the outstanding shares of Company Common Stock or any of their respective Affiliates, on the other hand;

(xi)             any other Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.17 and expected to result in revenue or require expenditures in excess of $1,000,000 in the calendar year ending December 31, 2021 or any subsequent calendar year.

(b)               A true and correct copy of each Company Material Contract has been made available to Parent. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18            Brokers and Finders. Except as set forth on Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees on behalf of the Company in connection with the Transactions.

3.19            Suppliers and Customers.

(a)               Section 3.19(a) of the Company Disclosure Letter sets forth a true and correct list of (i) the top 10 suppliers (each, a “Company Top Supplier”) and (ii) the top 10 customers (each, a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the 12 months ended on December 31, 2020 and from January 1, 2021 through the Interim Balance Sheet Date.

(b)               Except as set forth on Section 3.19(a) of the Company Disclosure Letter, none of the Company Top Customers or Company Top Suppliers has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing: (i) that it will, or to the Knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

3.20            Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made in or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

3.21            Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a)               Except as set forth in Section 3.21(a) of the Company Disclosure Letter:

(i)               the Company, its officers, directors, managers, employees, to the Knowledge of the Company, the Company’s agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information, are in compliance in all material respects with all applicable Privacy Laws;

(ii)              (A) since the Company’s inception, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry under any Privacy Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Privacy Law;

(iii)             since the Company’s inception, there has been no material: (1) loss, (2) damage or unauthorized access, (3) use, (4) disclosure or modification, or (5) breach of security, with respect to the Company’s collection, creation, use, disclosure, transmission, storage or maintenance of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(iv)              no Person, including any Governmental Entity, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or, and, to the Knowledge of the Company, a subcontractor, agent or vendor of the Company, and the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

(v)              neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) and has not been required to report any breach of such “unsecured protected health information”.

(b)               The Company has implemented and maintains commercially reasonable policies and procedures to maintain the privacy and security of Personal Data and Protected Health Information in accordance with the Privacy Laws (collectively the “Privacy Statements”) in all material respects. The Company materially complies with all applicable Privacy Laws. The Company’s use and disclosure of Personal Data or Protected Health Information is in material compliance with: (1) the Privacy Statements, (2) the Privacy Laws, and (3) with all applicable Contracts to which the Company is a party pertaining to the processing of Personal Data.

3.22            Compliance with Health Care Laws and Certain Contracts. Except as set forth on Section 3.22 of the Company Disclosure Letter:

(a)               the Company, including the conduct of its business, is and has been at all times since the Company’s inception in compliance in all material respects with all applicable Health Care Laws;

(b)               (A) since the Company’s inception, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Entity under any Health Care Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

(c)               no Person, including any Governmental Entity, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or, to the Knowledge of the Company, a subcontractor or agent of the Company, and the Company has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

(d)               none of the Company or any of its current officers, directors, managers, employees or, to the Knowledge of the Company, any of its agents or subcontractors has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid or any other similar reimbursement program (each, a “Health Care Program”); and

(e)               none of the Company or its officers, directors, managers, employees, or, to the Knowledge of the Company, its agents or subcontractors has been, is currently or imminently will be excluded, debarred, suspended, or otherwise ineligible to participate in any Health Care Program or has been charged with or convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible;

(f)                the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Entities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers;

(g)              the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Entities, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and

(h)              the Company has made available to Parent all written communications with Governmental Entities, or their contractors, regarding disputes, inquiries or investigations pertaining to the Company’s access to such claims system and has resolved all such disputes, inquiries, and investigations.

3.23            Related Party Transactions.

(a)               Section 3.23 of the Company Disclosure Letter sets forth a true and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between January 1, 2018 and the date hereof, between the Company or any of its Subsidiaries, on the one hand, and any current Affiliate of the Company or any of its Subsidiaries on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning January 1, 2018 and ended on the date hereof by any current Affiliate to the Company or any of its Subsidiaries.

(b)              None of the Company Stockholders nor any of their Affiliates own or have any rights in or to any of the material assets, properties or rights used by the Company.

3.24            No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, each of the Company and its Representatives acknowledge and agree that the Company has made its own investigation of Parent and Merger Sub and that none of Parent, Merger Sub or any other Person is making any representation or warranty whatsoever, express or implied, relating to Parent, Merger Sub or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV or in the Parent Closing Certificate. Without limiting the foregoing, the Company understands and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to Parent or Merger Sub, any of their Affiliates or any of their respective businesses that may be contained or referred to in the Parent Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, or any of their Representatives, are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV, the Company understands and agrees that any assets, properties and business of Parent and Merger Sub are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

3.25            No Other Representations or Warranties. Except for the representations and warranties made by the Company that are expressly set forth in this Article III (as modified by the Company Disclosure Letter) or in the Company Closing Certificate, neither the Company nor any other Person makes any express or implied representation or warranty relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Company that are expressly set forth in this Article III or in the Company Closing Certificate, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions.

Article IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Parent Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding (a) any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are reasonably apparent on their face to be forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (b) any exhibits or other documents appended thereto) (it being agreed that nothing disclosed in such Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.11 and Section 4.18) (such Parent Reports, taking into account such exclusions, the “Parent Disclosure Reports”) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company as follows:

4.1            Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Parent has made available to the Company complete and correct copies of Parent’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of Merger Sub’s Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.

4.2            Capital Structure of Parent.

(a)              Parent Stock. As of the date hereof and without taking into effect the Private Placements, the authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock, of which 10,011,301 shares were issued and outstanding as of the date of this Agreement and 1,000,000 shares of preferred stock par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable (ii) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in material breach or violation of (1) Parent’s Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. Parent has no shares of Parent Common Stock reserved for issuance, except that, as of the date of this Agreement, there were 3,146,453 shares of Parent Common Stock reserved for issuance upon the exercise of any outstanding Parent Warrants.

(b)               Parent Warrant. As of the date hereof and without taking into effect the Private Placements, Parent has issued and outstanding 3,146,453 private placement warrants (the “Parent Warrants”) entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share of Parent Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Warrant Agreement. Parent has made available to the Company a true and correct copy of the Parent Warrant Agreement. All outstanding Parent Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Parent’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Parent subject to issuance pursuant to any Parent Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. Notwithstanding the foregoing, prior to the Closing, all of the Parent Warrants will be exchanged for an aggregate of 3,146,453 shares of Parent Common Stock.

(c)              No Other Securities or Rights. Except as set forth in Section 4.2(a) above, the Subscription Agreements or this Agreement, there are no (i) shares of any class or series of capital stock of Parent authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of Parent or any of its Subsidiaries or (iii) equity appreciation rights, restrict stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Parent. Except as set forth in Parent’s Organizational Documents, the Subscription Agreements or this Agreement, none of Parent’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. Parent does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Organizational Documents of Parent, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Parent Stock or any capital stock or other securities of its Subsidiaries.

(d)               Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding, fully paid and non-assessable and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Encumbrances (other than such Encumbrances as created by Merger Sub’s Organizational Documents or applicable securities Laws). There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(e)               Subsidiaries. Other than Merger Sub, Parent has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

4.3            Corporate Authority; Approval

(a)               Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to the Parent Stockholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been, and each Transaction Document will be, duly authorized and approved by Parent as the sole shareholder of Merger Sub.

(b)              The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock cast at the Special Meeting, shall be required to approve (i) the Transaction Proposal and the Amendment Proposal, (ii) the NASDAQ Proposal, and (iii) approve the Parent Incentive Plan Proposal (the approval by Parent Stockholders of all of the foregoing, collectively, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent required to approve and adopt this Agreement and approve the Transactions, and no other vote of any Parent’s capital stock shall be required to approve the Proposals in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c)               At a meeting duly called and held, the Parent Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Parent Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.

4.4            Governmental Filings; No Violations; Certain Contracts.

(a)               Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Parent or Merger Sub with, or obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions, or in connection with the continuing operation of the business of Parent and its Subsidiaries immediately following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)               The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, Merger Sub or any of Parent’s other Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

4.5            Parent Reports; Internal Controls.

(a)               Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since November 13, 2020 (the forms, statements, reports and documents filed or furnished to the SEC since November 13, 2020, and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (or if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (, or if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)               Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)               Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d)               There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)              Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(f)                To the Knowledge of Parent, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent Reports. To the Knowledge of Parent, none of the Parent Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)               Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)              Since November 19, 2020, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on NASDAQ.

(i)                The Parent Reports contain true and complete copies of (i) the audited condensed balance sheet of Parent as of June 30, 2020, and audited condensed statement of operations, cash flow and changes in shareholders’ equity of Parent for the period from December 18, 2019 (inception) through June 30, 2020, together with the auditor’s reports thereon, and (ii) the unaudited condensed balance sheet of Parent as of December 31, 2020, and unaudited condensed statement of operations, cash flows and changes in stockholders’ equity of Parent for the six months ended December 31, 2020 (collectively, the “Parent Financial Statements”). Except as disclosed in the Parent Reports, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.6            Absence of Certain Changes. Since Parent’s incorporation:

(a)               There has not been any effect, event, development, change, state of facts, condition, circumstance or occurrence in the financial condition, properties, assets, liabilities, business or results of operations of Parent which has had, or would, individually or in the aggregate with others, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)               Except as set forth in Section 4.6 of the Parent Disclosure Letter, Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

4.7            Business Activities; Liabilities.

(a)               Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b)              Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(c)              Except as set forth in Parent’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.

(d)              Except for this Agreement and the Transaction Documents and the Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Transaction Documents, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e)               Except as set forth on Section 4.7(e) of the Parent Disclosure Letter, neither Parent nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any: (i) present or former officer, director or employee of Parent or Merger Sub; (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Parent or Merger Sub; or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

(f)                Except for (i) this Agreement or (ii) as set forth on Section 4.7(f) of the Parent Disclosure Letter, Parent and Merger Sub are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries following the Closing. Section 4.7(f) of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and Merger Sub.

4.8            Litigation and Proceedings.

(a)               There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)                Neither Parent nor Merger Sub is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Parent or Merger Sub conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

4.9            Compliance with Laws.

(a)               Each of Parent and Merger Sub are, and have been since their respective incorporations, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries has received any written notice of any noncompliance with any Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

(b)               No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened in writing, except with respect to regulatory matters covered by Section 7.4 or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

4.10         Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.11         Parent Trust Account. As of the date of this Agreement, Parent has approximately $80,119,693.89 in the account established by Parent for the benefit of its stockholders at JPMorgan Chase Bank, N.A. (the “Parent Trust Account”), such monies being invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 20, 2020, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate or that would entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Parent Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any shares of Parent Common Stock required by the Redemption Offer. There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing with respect to the Parent Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Parent Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Organizational Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Parent, as of the date hereof, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Parent Trust Account, except to the extent such Parent Stockholder validly elects to redeem their shares of Parent Common Stock in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Parent Trust Account will not be satisfied or funds available in the Parent Trust Account will not be available to Parent and Merger Sub on the Closing Date.

4.12         Private Placements. Parent has made available to the Company true and correct copies of the fully executed Subscription Agreements. The Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Parent (or its applicable Affiliate), subject to the Bankruptcy and Equity Exception, and to the Knowledge of Parent, each other party thereto (except, in any case, as may be limited by the Bankruptcy and Equity Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. The Private Placements, together with the amount in the Parent Trust Account at the Closing, will be in the aggregate sufficient to enable Parent to pay all cash amounts required to be paid by Parent under or in connection with this Agreement, including the Outstanding Company Expenses and Outstanding Parent Expenses. There are no other Contracts between Parent and any Subscriber relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the Subscribers to contribute to Parent the applicable portion of the Private Placements set forth in the Subscription Agreements, and to the Knowledge of Parent, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to Parent, on the Closing Date. As of the date hereof, there are no side letters or Contracts between any Subscriber, on the one hand, and Parent or Merger Sub, on the other hand, related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the Transactions other than as expressly set forth in this Agreement, the Subscription Agreements or any other Transaction Document and except as set forth in the Parent Reports. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement, and as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the Subscribers to contribute to Parent the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

4.13         Valid Issuance. The shares of Parent Common Stock issuable as Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as created by Parent’s Organizational Documents or applicable securities Laws) or any preemptive rights.

4.14         Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

4.15         NASDAQ Stock Market Quotation. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LSAQ.” Parent is in compliance in all material respects with the rules of NASDAQ, and there is no action or proceeding pending, or to the Knowledge of Parent, threatened in writing against Parent by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or terminate the listing of Parent Common Stock on NASDAQ. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.

4.16         Brokers and Finders. Except as set forth on Section 4.16 of the Parent Disclosure Letter, neither Parent nor Merger Sub, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions.

4.17         Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, and at the time of the Special Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.18         Taxes.

(a)               Parent and Merger Sub (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)               No deficiency with respect to material Taxes has been proposed, asserted or assessed against Parent or Merger Sub, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of Parent or Merger Sub.

(c)               There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of Parent or Merger Sub.

(d)               Neither Parent nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any commercial contract entered into by Parent or Merger Sub the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).

(e)              Neither Parent nor Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by Parent the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).

(f)                Neither Parent nor Merger Sub has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)               Neither Parent nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)               Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.

(i)                To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

4.19         Benefit Plans. No Parent Benefit Plan exists, and except as contemplated by the Parent Incentive Plan Proposal, none of Parent or Merger Sub has any obligation or commitment to create or adopt any Parent Benefit Plan.

4.20         No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of Parent, Merger Sub and their respective Representatives acknowledge and agree that Parent has made its own investigation of the Company and that none of the Company or any other Person is making any representation or warranty whatsoever, express or implied, relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by the Company that are expressly set forth in Article III or in the Company Closing Certificate. Without limiting the foregoing, Parent and Merger Sub understand and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to the Company, any of its Affiliates or any of their respective businesses that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, or any of their Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by the Company that are expressly set forth in Article III, Parent and Merger Sub understand and agree that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

4.21         Parent Transaction Fee Cap. Without the prior written consent of the Company, the Outstanding Parent Expenses, less any amounts payable by Parent to Cowen, in its capacity as exclusive placement agent in connection with the Private Placement, shall not in any event exceed the Parent Transaction Fee Cap.

4.22        No Other Representations or Warranties. Except for the representations and warranties made by Parent that are expressly set forth in this Article IV (as modified by the Parent Disclosure Letter and the Parent Disclosure Reports) or in the Parent Closing Certificate, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty relating to Parent or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of it respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to Parent, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Parent that are expressly set forth in this Article IV (as modified by the Parent Disclosure Letter and the Parent Disclosure Reports) or in the Parent Closing Certificate, written information made available to the Company or any of their Affiliates or Representatives in the course of their evaluation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.

Article V

Covenants of the Company

5.1            Interim Operations.

(a)               Except (i) as described in Section 5.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (iii) as required by applicable Law or COVID-19 Measures or (iv) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to operate the business of it and its Subsidiaries in the ordinary course of business and to preserve their business organizations intact and maintain existing relations with the Company Top Suppliers, Company Top Customers and the Company’s executive officers.

(b)               Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except (w) as described in the corresponding subsection of Section 5.1(b) of the Company Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document, (y) as required by applicable Law or COVID-19 Measures or (z) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries to:

(i)                adopt or propose any change in its or its Subsidiaries’ Organizational Documents;

(ii)             (A) merge or consolidate itself or any of its Subsidiaries with any other Person, except for transactions among its wholly owned Subsidiaries, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(iii)              acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000, or acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner), in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

(iv)              sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property of the Company), except (A) for sales, leases, licenses or other dispositions in the ordinary course of business and (B) for sales, leases, licenses or other dispositions of assets and properties with a fair market value not in excess of $1,000,000 in the aggregate or (C) pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

(v)               except pursuant to awards granted under the Stock Plan, issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of the Company or any of its Subsidiaries (other than issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of such capital stock or other securities of the Company or any of its Subsidiaries;

(vi)             reclassify, split, combine, subdivide, redeem or repurchase, any of capital stock of the Company or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards under the Stock Plan;

(vii)           declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(viii)          make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), other than in the ordinary course of business;

(ix)             incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $500,000 in the aggregate;

(x)             make or commit to make capital expenditures other than in an amount not in excess of $500,000, in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof made available to Parent;

(xi)             enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;

(xii)           amend or modify in any material respect or terminate any Company Material Contract, or waive or release any material rights, claims or benefits under any Company Material Contract, in each case, other than in the ordinary course of business;

(xiii)           make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xiv)          settle any Proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $500,000 in the aggregate;

(xv)            file any material amended Tax Return, make, revoke or change any material Tax election in a manner inconsistent with past practice, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on Parent following the Closing;

(xvi)          except in the ordinary course of business or pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) materially increase the annual salary or consulting fees or target annual cash bonus opportunity, of any Company Employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 as of the date of this Agreement, (B) become a party to, establish, adopt, materially amend, or terminate any material Company Benefit Plan or any arrangement that would have been a material Company Benefit Plan had it been entered into prior to this Agreement, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (D) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (E) hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 or (F) terminate the employment of any executive officer other than for cause;

(xvii)          sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, allow to lapse or expire any material Intellectual Property of the Company, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of the Company or otherwise in the ordinary course of business;

(xviii)          become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xix)           fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xx)           file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxi)           fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(xxii)          enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement; or

(xxiii)         agree or authorize to do any of the foregoing.

5.2            Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 5.2 to the extent (x) relating to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of the Company, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound or (z) prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

5.3            No Claim Against the Parent Trust Account. The Company acknowledges that Parent has established the Parent Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Parent Trust Account are available only in the limited circumstances set forth in the Parent Reports, Parent’s Organizational Documents, and the Parent Trust Agreement. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by November 24, 2022 or such later date as approved by the stockholders of Parent to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Parent Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Parent Trust Account, any trustee of the Parent Trust Account and Parent to collect from the Parent Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Parent Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.

5.4            Acquisition Proposals; Alternative Transactions.

(a)               From the date of this Agreement until the Closing, the Company shall not, and shall use reasonable best efforts to cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction; provided, however, that this Section 5.4 shall not prohibit the Company from initiating negotiations with any Person with respect to any purchase of assets or businesses by the Company, whether structured as an asset acquisition, merger, consolidation or other business combination, so long as the Company otherwise complies with the terms of this Section 5.4 and Section 5.1.

(b)               The following terms shall be defined as follows:

(i)                 “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub or their respective Affiliates or with respect to the Transactions) relating to, in a single transaction or series of related transactions: (A) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (B) any merger or acquisition with or by any Person or group (as defined under Section 13 of the Exchange Act), other than the Transactions or the acquisition or disposition of products, services, inventory, equipment or other tangible personal property in the ordinary course of business.

(ii)              “Alternative Transaction” means a transaction (other than the Transactions) concerning the sale or transfer of equity securities of the Company, whether newly issued or already outstanding, whether such transaction takes the form of a sale of shares or other equity securities, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

5.5              Prospectus/Proxy Filing; Information Supplied.

(a)               The Company shall provide to Parent financial statements for the years ended December 31, 2020 and 2019 audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and accompanied by the report thereon of the Company’s independent auditors (which reports shall be unqualified) by no later than May 15, 2021. Without limiting the foregoing, (i) the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall use its reasonable best efforts to provide Parent, as soon as reasonably practicable following the end of the quarter ended March 31, 2021, but in no event later than June 15, 2021 (which, for the avoidance of doubt, may be after the date of the initial filing of the Registration Statement), reviewed financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the period ended March 31, 2021, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with the standards of the PCAOB. The Company shall make its officers and employees and Representatives available to Parent and its counsel, in each case, during normal business hours and upon reasonable advanced notice by Parent, in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC.

(b)               From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Parent pursuant to this Section 5.5 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter.

Article VI

Covenants of Parent

6.1              Conduct of Parent. From the date of this Agreement until the Closing, Parent shall, and shall cause Merger Sub to, except as expressly required or permitted by this Agreement or any Transaction Document (including the Subscription Agreements), as required by applicable Law or COVID-19 Measures or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, except (w) as described in the corresponding subsection of Section 6.1 of the Parent Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the Private Placement), (y) as required by applicable Law or COVID-19 Measures or (z) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will not, and will not permit Merger Sub, to:

(a)               change, modify or amend, or seek any approval from the Parent Stockholders to change, modify or amend, the Parent Trust Agreement (or any other agreement relating to the Parent Trust Account), the Parent Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the Parent Restated Charter and the Parent Restated Bylaws;

(b)               (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of Parent Common Stock required by the Redemption Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent;

(c)                enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

(d)               other than as expressly required by the Sponsor Agreement, enter into, renew, amend or terminate, or waive or release any rights, claims or benefits under, any transaction or Contract with an Affiliate of Parent or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)               incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred between Parent and Merger Sub;

(f)               incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Transaction Documents;

(g)               make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(h)               make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(i)                 (i) issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Parent or any of its Subsidiaries or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of Parent or any of its Subsidiaries, other than (A) in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) the Transactions (including the transactions contemplated by the Subscription Agreements) or (ii) amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Parent Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement or as expressly provided in this Agreement;

(j)                 except as contemplated by the Parent Incentive Plan or Parent ESPP, (i) enter into, adopt or amend any Parent Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to Parent or its Subsidiaries following Closing;

(k)               file any material amended Tax Return, make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(l)                (i) fail to maintain its existence or merge or consolidate with, or purchase any assets or equity securities of, any corporation, partnership, limited liability company, association, joint venture or other entity or organization or any division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries;

(m)              make any capital expenditures;

(n)               make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(o)               enter into any new line of business outside of the business currently conducted by Parent and its Subsidiaries as of the date of this Agreement; or

(p)               agree or authorize to do any of the foregoing.

6.2              Parent Trust Account Matters.

(a)               Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligations owed by Parent as a result of assets owned by Parent, including franchise taxes, (ii) for working capital purposes (not exceed $250,000 annually) and (iii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the Parent Trust Account (the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common Stock, and thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.

(b)               Redemption Offer. At the Closing, Parent shall use its reasonable best efforts to cause the Parent Trustee to pay as and when due all amounts payable to Parent Stockholders holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall use its reasonable best efforts to cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.

6.3          Indemnification; Directors’ and Officers’ Insurance.

(a)               From and after the Effective Time, Parent and the Surviving Company agree that they will indemnify and hold harmless, to the fullest extent Parent, Merger Sub or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Parent, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Company shall also advance expenses as incurred to the fullest extent that the Company, Parent or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)               Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c)               Parent shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of Parent’s existing D&O Insurance, in each case, for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(d)               If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.3.

(e)               Prior to the Closing, Parent shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).

(f)                The rights of the Indemnified Parties under this Section 6.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Parent, Merger Sub, the Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).

(g)               This Section 6.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.3.

6.4           Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

6.5           Inspections. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties, Parent shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Parent and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers, employees and other personnel of Parent and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Parent and its Subsidiaries that are in the possession of Parent or its Subsidiaries as such Representatives may reasonably request. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 6.5 to the extent (x) relating to interactions with prospective Business Combination partners or target companies of Parent or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of Parent, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound or (z) as prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.6          Parent NASDAQ Listing.

(a)               From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure that Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, the NASDAQ.

(b)               Parent shall cause the Parent Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ prior to the Closing Date.

6.7          Parent Public Filings. From the date hereof through the Closing, Parent will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8          Private Placements. Parent and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Parent the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Parent shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements.

6.9          Post-Closing Board of Directors and Officers of Parent. Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)            the Board of Directors of Parent (the “Post-Closing Board of Directors”) shall consist of:

(i)                one (1) director nominee with relevant industry experience to be appointed by Parent as soon as reasonably practicable following the date of this Agreement, subject to the consent of the Company, not to be unreasonably withheld; and

(ii)              such other director nominees to be designated by the Company as soon as reasonably practicable following the date of this Agreement.

(b)               the initial officers of Parent shall be as set forth on Section 6.9 of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Parent), who shall serve in such capacity in accordance with the terms of the Organizational Documents of Parent following the Effective Time.

6.10        Indemnification Agreements. On the Closing Date, Parent shall enter into customary indemnification agreements (each, an “Indemnification Agreement”), in form and substance reasonably acceptable to the Company, with the members of the Post-Closing Board of Directors and the individuals set forth on Section 6.9 of the Company Disclosure Letter, which Indemnification Agreements shall continue to be effective following the Closing.

6.11        Exclusivity. From and after the date of this Agreement until the Closing, Parent shall not take, nor shall it permit any of its Affiliates to take, and shall not authorize and will instruct its Representatives not to, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Parent shall be liable for any breach of this Section 6.11 by any of its Representatives.

6.12        Governing Documents. In connection with the consummation of the Transactions, Parent shall adopt the Parent Restated Bylaws and the Parent Restated Charter.

6.13        Stockholder Litigation. In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the Knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any of Parent’s stockholders prior to the Closing, Parent shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall provide the Company with a meaningful opportunity to review and give due consideration to the Company’s concerns regarding the settlement of any such Proceeding.

Article VII

Joint Covenants

7.1          Preparation of Registration Statement.

(a)               As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement has been declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(b)               Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of the Company and Parent shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)               Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Parent Certificate of Incorporation), including the Merger, and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Parent Restated Charter (the “Amendment Proposal”) and each change to the Parent Restated Charter that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Aggregate Merger Consideration together with the Parent Common Stock pursuant to the Subscription Agreements (the “NASDAQ Proposal”), (iv) the approval and adoption of the Parent Incentive Plan and Parent ESPP (the “Parent Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal and the Parent Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

7.2          Parent Special Meeting.

(a)               Parent shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with the Company), or duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals.

(b)               Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Modification in Recommendation”).

(c)               To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date, or duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation, and (y) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Special Meeting, then Parent shall promptly continue to take all such commercially reasonable actions, including the actions required by this Section 7.2, and hold such additional Special Meetings in order to obtain the Parent Stockholder Approval. Parent may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date.

7.3          Company Stockholder Approval.

(a)               The Company shall solicit the Company Stockholder Approval via written consent as soon as promptly as practicable after the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Parent) for determining the Company Stockholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) solicit written consents from the Company Stockholders to give the Company Stockholder Approval.

(b)               The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 7.3. The Company will provide Parent with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Stockholder Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Stockholder Approval in accordance with this Section 7.3 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Alternative Transaction.

7.4          Cooperation; Efforts to Consummate.

(a)               On the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than ten (10) Business Days after the date of this Agreement the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions. The Company and Parent (A) shall each request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions and (B) the Company and Parent shall not, and shall cause their Subsidiaries and Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of the other Party (not to be unreasonably withheld, conditioned, delayed, or denied). Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s obligations pursuant to Section 7.4(c), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Parent under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b)               Parent and the Company shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless, to the extent practicable, it consults with the other Party in advance, and to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. Parent shall be responsible for the payment of all filing fees pursuant to the HSR Act and any other Antitrust Laws in connection with the Transactions.

(c)               For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps that are within its control to eliminate each and every impediment under the HSR Act or any other Antitrust Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or Parent or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company or Parent or any of their respective Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind. Parent and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Entity or any other Person in connection with the Transactions or (B) the consummation of the Transactions.

7.5          Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to the Transactions.

7.6          Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent.

7.7          Section 16 Matters. Prior to the Closing, each of Parent, Merger Sub and the Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Company Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

7.8          Tax Matters.

(a)               Notwithstanding anything to the contrary contained herein, Parent shall be responsible for and shall pay all Transfer Taxes required to be paid by the Company, Parent or any of their Subsidiaries incurred in connection with the Transactions. Unless otherwise required by applicable Law, the Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and if required by applicable Law, Parent will join in the execution of any such Tax Returns. The Company and Parent agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)               Parent, Merger Sub and the Company intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code; and (ii) any Earn-Out Shares that are issued will be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes that is eligible (other than with respect to any imputed interest component) for non-recognition treatment under the Code and Treasury Regulations in connection with the reorganization described in clause (i) (and will not be treated as “other property” within the meaning of Section 356 of the Code), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii) together, the “Intended Tax Treatment”).

(c)               None of the Parties shall (and each Party shall cause its Subsidiaries and Affiliates not to) take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger and the applicable issuance(s) of Earn-Out Shares from qualifying for the Intended Tax Treatment. Both prior to and following the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger and the applicable issuance(s) of Earn-Out Shares to qualify for the Intended Tax Treatment.

(d)               The Parties shall, and shall cause their respective Affiliates to, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, file all income Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

7.9          Parent Incentive Plan. Parent shall, prior to the Effective Time, approve and adopt the Parent Incentive Plan and the Parent ESPP, in each case to be effective in connection with the Closing. The Parent Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to 8% of the number of shares of Parent Common Stock on a fully diluted basis at the Closing, plus (i) the aggregate number of Earn-Out Shares issuable pursuant to Section 2.08(d) to Company Earn-Out Holders that are eligible to be registered on a Form S-8 Registration Statement, plus (ii) an automatic increase on the first day of each calendar year equal to 5% of the outstanding shares of Parent Common Stock as of the last day of the immediately preceding calendar year. The Parent ESPP shall provide for an initial aggregate share reserve thereunder equal to 3% of the number of shares of Parent Common Stock on a fully diluted basis at the Closing, plus an automatic increase on the first day of each calendar year equal to 1% of the outstanding shares of Parent Common Stock as of the last day of the immediately preceding calendar year. Subject to approval of the Parent Incentive Plan and the Parent ESPP by the Parent stockholders, as soon as practicable following the Effective Time, Parent shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of Parent Common Stock issuable under the Parent Incentive Plan and the Parent ESPP and Parent shall maintain the effectiveness of such Form S-8 Registration Statement (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Parent Incentive Plan and/or Parent ESPP remain outstanding.

7.10         Amended and Restated Registration Rights Agreement. At the Closing, (a) Parent shall deliver to the Company a copy of the Amended and Restated Registration Rights Agreement duly executed by Parent, and shall use reasonable best efforts to cause each applicable Parent Stockholder to deliver to the Company a copy of the Amended and Restated Registration Rights Agreement duly executed by such Parent Stockholder, and (b) the Company shall deliver to Parent a copy of the Amended and Restated Registration Rights Agreement duly executed by the Company, and shall use reasonable best efforts to cause each applicable Company Stockholder to deliver to Parent a copy of the Amended and Restated Registration Rights Agreement duly executed by such Company Stockholder.

7.11        Non-Profit Organization. Following the date of this Agreement, the Company will, in consultation with Parent, establish a non-profit organization to promote diversity in clinical research and to enable the Company to access diverse investigators and patients for clinical research, and other charitable efforts consistent with that mission.

7.12         Amendment of Fiscal Year of Parent. In connection with the consummation of the Transactions, the Board of Directors of Parent shall (a) take all actions necessary such that upon the Closing, the fiscal year of Parent will be the 12-month period commencing on January 1 and ending on December 31, which fiscal year shall be included in the Parent Restated Bylaws and (b) file any necessary transition reports with the SEC prior to the Closing. From the date of this Agreement to the Closing, the Parties will cooperate in good faith to provide each other with such necessary information and other cooperation as is reasonably necessary to assist in the preparation of any such transition reports and other related filings that may be due prior to or after the Closing.

7.13         Amendment to Parent Warrant Agreement. Prior to the Closing, Parent and LifeSci Holdings LLC shall amend the Parent Warrant Agreement or enter into such other agreement that provides for all of the issued and outstanding Parent Warrants held by Sponsor or its Affiliates to convert into the right to receive 3,146,453 shares of Parent Common Stock immediately prior to the Effective Time.

Article VIII

Conditions

8.1          Mutual Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)              Stockholder Approval. (i) The Parent Stockholder Approval shall have been obtained, and (ii) the Company Stockholder Approval shall have been obtained.

(b)              Regulatory Approvals. (i) All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) all consents, registrations, approvals, clearances, Permits and authorizations from Governmental Entities that are set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained.

(c)              No Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(d)              Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.

(e)              Other Agreements. The Transaction Documents delivered prior to the Closing shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(f)               Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

8.2          Conditions to Obligation of Parent and Merger Sub. The respective obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.

(i)                 The representations and warranties made by the Company that are expressly set forth in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 3.2(a) through 3.2(e) (Capital Structure of the Company), Section 3.3 (Corporate Authority; Approval and Fairness ), Section 3.6(a) (Absence of Certain Changes), and Section 3.18 (Brokers and Finders) that are qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

(ii)              The other representations and warranties made by the Company that are expressly set forth in Article III shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, Material Adverse Effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within fifteen (15) days after written notice of a breach thereof by Parent (or if earlier, the Outside Date).

(c)               Company Closing Certificate. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the “Company Closing Certificate”).

(d)               Transaction Documents. The Company shall have delivered a counterpart of each of the Transaction Documents to which it is a party to Parent.

(e)               Good Standing. The Company shall have delivered to Parent a certificate of good standing with respect to the Company from State of Delaware.

8.3         Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.

(i)                 The representations and warranties made by Parent and Merger Sub that are expressly set forth in the first sentence of Section 4.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 4.2(a) through 4.2(c) (Capital Structure of Parent), Section 4.3 (Corporate Authority; Approval), Section 4.6(a) (Absence of Certain Changes) and Section 4.16 (Brokers and Finders) that are qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, material adverse effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case, such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

(ii)              The other representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, materiality adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)               Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.3(b), a covenant of Parent or Merger Sub shall only be deemed to have not been performed if the Parent or Merger Sub, as applicable, has failed to cure within fifteen (15) days after written notice of a breach thereof by the Company (or if earlier, the Outside Date).

(c)               Parent and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the “Parent Closing Certificate”).

(d)               D&O Resignations. The directors and executive officers of Parent listed in Section 8.3(d) of the Parent Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(e)               Trust and PIPE Funds. The Closing Parent Cash shall equal or exceed the Company’s Required Funds (after giving effect to any redemptions exercised by Parent Stockholders in connection with the Redemption Offer and payment of the Outstanding Transaction Expenses in full), and Parent shall have made all arrangements necessary, proper or advisable for the funds in the Parent Trust Account to be released upon Closing in accordance this Agreement.

(f)                Stock Exchange Approval. The shares of Parent Common Stock issuable to the holders of shares of Company Stock pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

(g)               Transaction Documents. Parent shall have delivered a counterpart of each of the Transaction Documents to which it is a party to the Company.

(h)               Sponsor Lock-Up Agreements. Sponsor and each of those Persons set forth on Section 8.3(h) of the Parent Disclosure Letter shall have executed and delivered to the Company an agreement, in substantially the form attached hereto as Exhibit F (each, a “Sponsor Lock-Up Agreement”), pursuant to which the shares of Parent Common Stock held by such Persons shall be subject to a lock-up for a period of 180 days from the Closing Date.

(i)                 Good Standing. Parent shall have delivered to the Company certificates of good standing with respect to Parent and Merger Sub from their respective applicable jurisdictions of incorporation.

Article IX

Termination; Survival

9.1          Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

9.2          Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either the Company or the Parent to the other if:

(a)               The Merger shall not have been consummated by 5:00 p.m. (New York Time) on or prior to November 6, 2021 (the “Outside Date”); provided that, the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX); or

(b)               Any Law or final, non-appealable Governmental Order shall have been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order; provided further that the Governmental Entity issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

(c)               The Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a Special Meeting or any adjournment.

9.3          Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent by providing written notice to the Company if:

(a)               At any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to Parent if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX); or

(b)               The Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote.

9.4          Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by providing written notice to Parent if:

(a)               At any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Company to Parent or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX).

(b)               Parent Board shall have publicly withdrawn, modified or changed, in any manner adverse to the Company, the Parent Board Recommendation with respect to any Proposals set forth in the Proxy Statement.

9.5          Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement and every other agreement, certificate, instrument or other document delivered pursuant to this Agreement shall become null and void and of no further force and effect, without any duties, obligations or liabilities on the part of any Party (or any of their Representatives or Affiliates). Notwithstanding the foregoing, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement prior to such termination; and (b) the following shall survive such termination: (i) Section 3.25 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 5.3 (No Claims Against Parent Trust Account), this Section 9.5 (Effect of Termination and Abandonment), and Article XI; (ii) the Confidentiality Agreement; and (iii) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (ii).

Article X

No Survival

After the Effective Time, no representations, warranties, covenants or agreements contained in this Agreement or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement shall survive, except for: (i) Article I, Section 3.25 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 7.8 (Tax Matters), this Article X and Article XI; (ii) the Confidentiality Agreement; (iii) those covenants and agreements that by their terms are to be performed or complied with, in whole or in part, after the Effective Time; and (iv) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (iii).

Article XI

Miscellaneous

11.1         Amendment; Waiver.

(a)               Subject to the provisions of applicable Law and the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b)               No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights, and except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.2        Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

11.3        Governing Law. This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

11.4         Forum; Waiver of Jury Trial.

(a)               Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(b).

11.5        Equitable Remedies. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including to enforce specifically the terms and provisions of this Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Agreement in the Chosen Courts, in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another any remedy at law. In the event that a Party seeks equitable remedies in any Proceeding (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), no Party shall raise any defense or objection, and each Party hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another any remedy at law.

11.6        Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:

If to the Company:

Science 37, Inc.
600 Corporate Pointe, Suite 320
Culver City, CA 90230
Attention:     General Counsel / Chief Legal Officer
Email:           legal@science37.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, TX 77002
Attention:       Ryan J. Maierson
                       Thomas G. Brandt

Email:             ryan.maierson@lw.com
                       thomas.brandt@lw.com

If to Parent or Merger Sub:

LifeSci Acquisition II Corp.
250 W. 55th Street, #3401
New York, NY 10019
Attention:      Andrew McDonald
Email:             andrew@lifesciacquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention:      Mitchell Nussbaum
Email:             mnussbaum@loeb.com

11.7         Entire Agreement.

(a)               This Agreement (including the exhibits, schedules and annexes), the Company Disclosure Letter, the Parent Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b)               Without limiting Section 3.25 (No Other Representations or Warranties) and Section 4.20 (No Other Representations or Warranties), each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any representations, warranties or inducements, (ii) no Party has relied on or is relying on any representations, warranties, inducements, statements, materials or information (including as to the accuracy or completeness of any statements, materials or information) and (iii) each Party hereby disclaims reliance on any representations, warranties, inducements, statements, materials or information (whether oral or written, express or implied, or otherwise) or on the accuracy or completeness of any statements, materials or information, in each case of clauses (i) through (iii), relating to or in connection with the negotiation, execution or delivery of this Agreement or any Transaction Documents, the agreements, certificates, instruments or other documents delivered pursuant to this Agreement or the Transaction Documents, or the Transactions. Each Party hereby releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) relating to the making (or alleged making) of any representations, warranties or inducements, the disclosure or making available of any statements, materials or information (or the accuracy or completeness thereof), or the reliance on (or alleged reliance on) any representations, warranties, inducements, statements, materials or information (including the accuracy or completeness of any statements, materials or information), except for such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings arising from fraud with respect to the representations and warranties expressly set forth in Article III and Article IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents.

11.8        Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.

11.9        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors and permitted assigns). No Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 11.9 shall be null and void.

11.10     Third Party Beneficiaries. Except for the Indemnified Parties with respect to the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement and are not for the benefit of any other Person who is not a party to this Agreement. Other than the Parties and their respective successors and permitted assigns, this Agreement is not intended to, and does not, confer upon any Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.11       Non-Recourse. Any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the subject matter hereof (including the Transactions), any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the subject matter thereof, or any negotiation, execution, or performance of any of the foregoing, shall be brought, raised or claimed only against the Persons that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Nonparty Person shall have any responsibility, obligation or liability for any claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement (including the Transactions) or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Laws, each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives all such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The “Nonparty Persons” means the Persons who are not Contracting Parties, and the term “Nonparty Persons” shall include, but not be limited to, all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all Contracting Parties, all Affiliates of any Contracting Party or of all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all of the foregoing.

11.12       Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.13       Interpretation and Construction.

(a)               The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)               The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c)               Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d)               Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e)               References to “securities” shall mean “securities” within the meaning of the Securities Act and the Exchange Act, and the applicable rules, regulations and other Laws promulgated thereunder or interpreting or supplementing the Securities Act and the Exchange Act.

(f)                When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(g)               All references in this Agreement to any statute or other Law include the rules and regulations promulgated thereunder by a Governmental Entity, in each case, as amended, re-enacted, consolidated or replaced from time to time. In the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(h)               The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or Article IV, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(i)                The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.14       Definitions. The terms contained in Annex 1 to this Agreement shall have the meaning ascribed to such term as set forth in Annex 1.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.

COMPANY:

SCIENCE 37, INC.

By:	/s/ David Coman
Name: David Coman
Title: Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.

PARENT:

LIFESCI ACQUISITION II CORP.

By:	/s/ Andrew McDonald
Name: Andrew McDonald
Title: Chief Executive Officer

MERGER SUB:

LIFESCI ACQUISITION II MERGER SUB, INC.

By:	/s/ Andrew McDonald
Name: Andrew McDonald
Title: President, Secretary and Treasurer

[Signature Page to the Agreement and Plan of Merger]

ANNEX 1

CERTAIN DEFINITIONS

“Acceleration Event” has the meaning set forth in Section 2.8(b).

“Acquisition Proposal” has the meaning set forth in Section 5.4(b).

“Additional Proposal” has the meaning set forth in Section 7.1(c).

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” has the meaning set forth in Section 3.10(l).

“Aggregate Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) $1,000,000,000, divided by (ii) $10.00.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.5(a).

“Alternative Transaction” has the meaning set forth in Section 5.4(b).

“Amendment Proposal” has the meaning set forth in Section 7.1(c).

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Option” has the meaning set forth in Section 2.1(c)(i).

“Assumed Warrant” has the meaning set forth in Section 2.1(a)(ii).

“Amended and Restated Registration Rights Agreement” has the meaning set forth in the Recitals.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Business Combination” has the meaning ascribed to such term in the Parent Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 6.10.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in the City of New York, or solely with respect to the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“CCC” has the meaning set forth in Section 2.6(a).

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts, and in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(b).

“Change of Control” has the meaning set forth in Section 2.8(c).

“Chosen Courts” has the meaning set forth in Section 11.4(a).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Parent Cash” means, without duplication, an amount equal to (a) the Cash and Cash Equivalents contained in the Parent Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Parent; plus (c) the cash proceeds received from the Private Placements; minus (d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Common Stock pursuant to the Redemption Offer (to the extent not already paid).

“Closing” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, and in which any Company Employee participates, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 7.3(b).

“Company Charter” means the Amended and Restated Certificate of Incorporation of Science 37, Inc., as amended, restated or supplemented from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Dissenting Shares” means shares of Company Common Stock that are held by Dissenting Stockholders.

“Company Earn-Out Holders” has the meaning set forth in Section 2.8(a).

“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Common Stock equal to the sum of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion; plus (b) the aggregate number of shares of Company Common Stock equal to (i) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are outstanding as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (ii) the number of shares of Company Common Stock equal to (A) the aggregate of the exercise prices of the Company Options described in clause (i) above, divided by (B) the Per Share Value; minus (c) the Treasury Shares outstanding immediately prior to the Effective Time.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Option” has the meaning set forth in Section 2.1(c)(i).

“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.0001 per share, of the Company, of which shares have been designated as: (i) Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series D Preferred Stock and (v) Series D-1 Preferred Stock.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means the holder of a share of Company Common Stock and/or a share of Company Preferred Stock.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Top Customer” has the meaning set forth in Section 3.19(a).

“Company Top Supplier” has the meaning set forth in Section 3.19(a).

“Company Warrants” means any warrants to purchase shares of Company Stock.

“Company’s Required Funds” means an amount equal to $200,000,000.

“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and LifeSci Venture Partners, dated May 31, 2020.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Contracting Parties” has the meaning set forth in Section 11.11.

“Costs” has the meaning set forth in Section 6.3(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Insurance” has the meaning set forth in Section 6.3(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Stockholders” means any Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL and Chapter 13 of the CCC.

“Earn-Out Period” has the meaning set forth in Section 2.8(c).

“Earn-Out Pro Rata Share” has the meaning set forth in Section 2.8(c).

“Earn-Out Shares” has the meaning set forth in Section 2.8(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing. The term “Encumber” shall have the correlative meaning.

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, od, or indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” means the quotient of (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.

“Export and Sanctions Regulations” has the meaning set forth in Section 3.9(e).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“GAAP” means United States generally accepted accounting principles, consistent applied.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.

“Health Care Laws” means any and all Laws of any Governmental Entity pertaining to health regulatory matters applicable to the business of the Company, including (a) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (c) quality, safety certification and accreditation standards and requirements; (d) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (e) any other Law or regulation of any Governmental Entity which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company. The term “Health Care Laws” expressly excludes all Laws regulating the use or disclosure of Personal Data and/or Protected Health Information, including the Privacy Laws.

“HIPAA” has the meaning set forth in the definition of “Privacy Laws”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) indebtedness for borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party guaranteed by such Person or secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, and (g) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks, service marks, trade dress, product configurations, trade names and other indications of origin, applications and registrations pertaining to the foregoing in any jurisdiction, and the goodwill associated with any of the foregoing; (b)  Patents; (c) discoveries, ideas, Know-How, systems, technology and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof, in each case whether patentable or not; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; and (g) internet websites, domain names and applications and registrations pertaining thereto.

“Intended Tax Treatment” has the meaning set forth in Section 7.8(b).

“Interim Balance Sheet Date” means December 31, 2020.

“IP Contracts” means, collectively, any and all Contracts under which the Company or any of its Subsidiaries (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any material Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Owned Intellectual Property or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case excluding (A) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $150,000, (B) any Contract related to Public Software, or (C) any Contract under which the Company or any of its Subsidiaries licenses any of the Owned Intellectual Property in the ordinary course of business.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Know-How” means all information, inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of the Persons listed in Section A-K of the Company Disclosure Letter and (b) with respect to Parent means the actual knowledge of the executive officers of Parent, in each case, after the due inquiry of their respective direct reports.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Licensed Intellectual Property” means all Intellectual Property of a third Person that is licensed or purported to be licensed to the Company or any of its Subsidiaries.

“Look-Back Date” means the date that is three (3) years prior to the date of this Agreement.

“Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is or would reasonably be expected to be materially adverse to the business, assets, results of operations and financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any conditions or factors generally affecting the economy, credit, capital, securities or financial markets or any political, regulatory or business conditions in any jurisdiction; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (C) the relationships of the Company or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, landlords, partners or similar relationship as a result of the entry into, announcement or performance of the Transactions; (D) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of this Agreement; (E) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (I)); (F) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), outbreak of illness or other public health event or any other force majeure event; (G) any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law relating to this Agreement or the Transactions; provided that the exception in this clause (G) shall not prevent a determination that any effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; (H) any actions taken by the Company that are required to be taken by this Agreement or at Parent’s written request; (I) any matter set forth on the Company Disclosure Letter; (J) any matters to the extent actually known by the executive officers of Parent on or prior to the date hereof; or (K) any action taken by or on behalf of Parent or Merger Sub; provided further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (D) and (F) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.10(c).

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Proposal” has the meaning set forth in Section 7.1(c).

“ordinary course of business” or any similar phrase means the ordinary course of the business of the Company and its Subsidiaries, after taking into account any effects, adjustments or changes in connection with COVID-19 or COVID-19 Measures.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, shareholders agreements or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of formation or partnership, partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation, limited liability company agreement, operating agreement, members agreement or comparable documents, (iv) with respect to any Person that is a trust, its declaration or agreement of trust or other constituent document or comparable documents, (v) with respect to any other Person that is an entity, its comparable constituent, organizational or securityholder documents and (vi) with respect to any of the foregoing Persons, the term “Organizational Documents” shall include any other agreements among such Person and/or its shareholders, partners, members, beneficiaries or securityholders, as applicable, concerning the voting or disposition of securities of or interests in such Person.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Outstanding Company Expenses” has the meaning set forth in Section 2.4(a).

“Outstanding Parent Expenses” has the meaning set forth in Section 2.4(b).

“Outstanding Transaction Expenses” has the meaning set forth in Section 2.4(b).

“Owned Intellectual Property” means all Intellectual Property that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent, Merger Sub or any of their Subsidiaries including, but not limited to, ERISA Plans, employment, consulting, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 7.2(b).

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on November 20, 2020.

“Parent Closing Statement” has the meaning set forth in Section 2.5(c).

“Parent Common Share Price” has the meaning set forth in Section 2.8(c).

“Parent Common Stock” means Parent’s Common Stock, par value $0.0001 per share.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent ESPP” has the meaning specified in the Recitals.

“Parent Financial Statements” has the meaning set forth in Section 4.5(i).

“Parent Incentive Plan” has the meaning specified in the Recitals.

“Parent Incentive Plan Proposal” has the meaning set forth in Section 7.1(c).

“Parent Organizational Documents” means the Parent Certificate of Incorporation and Parent’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Reports” has the meaning set forth in Section 4.5(a).

“Parent Restated Bylaws” has the meaning set forth in the Recitals.

“Parent Restated Charter” has the meaning set forth in the Recitals.

“Parent Stock” means Parent Common Stock or Parent Preferred Stock.

“Parent Stockholder” means a holder of shares of Parent Stock.

“Parent Stockholder Approval” has the meaning set forth in Section 4.3(b).

“Parent Trust Account” has the meaning set forth in Section 4.11.

“Parent Trust Agreement” has the meaning set forth in Section 4.11.

“Parent Trustee” has the meaning set forth in Section 6.2(a).

“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of November 24, 2020, between Parent and the Sponsor.

“Parent Warrants” has the meaning set forth in Section 4.2(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patent” means all patents, industrial designs, utility models, supplementary protection certificates, inventor’s certificates, certificates of inventions, and all applications and registrations therefore in any jurisdiction, including all provisionals, substitutions, divisions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, re-issues, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto.

“PCAOB” has the meaning set forth in Section 5.5(a).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(b).

“Per Share Value” means the product of (i) the Exchange Ratio, multiplied by (ii) $10.00.

“Permit” or “Permits” means any permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith and for which adequate reserves have been created in the applicable financial statements in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Encumbrances arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Encumbrances; (c) with respect to leasehold interests, Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease; (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate; (e) zoning promulgated by Governmental Entities; (f) Encumbrances identified in the Financial Statements; (g) Encumbrances arising pursuant to applicable securities Laws or Organizational Documents (other than as a result of a breach or violation thereof); and (h) other Encumbrances that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, that allows the identification of such Person or that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Laws.

“Preferred Stock Conversion” has the meaning set forth in Section 2.1(a).

“Privacy Laws” means all applicable United States state and federal Laws relating to privacy and protection of Personal Data and/or Protected Health Information, including the Gramm-Leach-Bliley Act of 1999; the Identity Theft Red Flag Rules under the Fair and Accurate Credit Transactions Act of 2003; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; the Privacy Act of 1974; the Right to Financial Privacy Act of 1978; the Privacy Protection Act of 1980; the Fair Credit Reporting Act of 1970; the Electronic Communications Privacy Act of 1986; and any and all similar state and federal Laws relating to privacy, security, data protection and data breach, including security incident notification.

“Private Placement” has the meaning set forth in the Recitals.

“Proceeding” means any cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proposals” has the meaning set forth in Section 7.1(c).

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Public Software” means any software that (i) is made generally available to the public without requiring payment of fees or royalties, (ii) is generally considered to be “copyleft”, “open source” or “public software”, including software distributed or made available via the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the BSD License, the Sun Community Source License (SCSL) or Industry Source License (SISL), the Apache License or any license or distribution model similar to the foregoing, or (iii) requires as a condition of use, modification or distribution that any other software distributed therewith be disclosed, licensed or distributed in source code form, be redistributable at no charge or be licensed for the purpose of making derivative works.

“Proxy Statement” means the proxy statement relating to Parent’s Special Meeting.

“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Common Stock for cash in connection with the Transactions and in accordance with the Parent Organizational Documents.

“Redemption Offer” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case, acting in their capacity as such.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company or its Subsidiaries.

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of approving the Proposals.

“Software” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation relating to any of the foregoing, including user manuals and other training documentation.

“Sponsor” means LifeSci Holdings LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning set forth in the Recitals.

“Sponsor Lock-Up Agreement” has the meaning set forth in Section 8.3(h).

“Stock Plan” means the Company’s 2015 Stock Plan.

“Subscribers” has the meaning set forth in the Recitals.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Company Bylaws” has the meaning set forth in Section 1.5.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.4.

“Tail Period” has the meaning set forth in Section 6.3(b).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.

“Trading Market” has the meaning set forth in Section 2.8(c).

“Transaction Documents” means, collectively, (i) the Sponsor Agreement, (ii) the Support Agreement, (iii) the Amended and Restated Registration Rights Agreement, (iv) the Subscription Agreements and (v) the Director Nomination Agreement.

“Transaction Proposal” has the meaning set forth in Section 7.1(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.

“Transmittal Document” has the meaning set forth in Section 2.2(b).

“Treasury Shares” has the meaning set forth in Section 2.1(b)(ii).

“Triggering Event I” has the meaning set forth in Section 2.8(c).

“Triggering Event II” has the meaning set forth in Section 2.8(c).

“Triggering Events” has the meaning set forth in Section 2.8(c).

“VWAP” has the meaning set forth in Section 2.8(c).

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Exhibit B

May 6, 2021

LifeSci Acquisition II Corp.

250 W. 55th St., #3401
New York, NY 10019
Attention: Andrew McDonald

Re: Support Agreement

Ladies and Gentlemen:

This letter (this “Support Agreement”) is being delivered by each of those stockholders of Science 37, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”), to LifeSci Acquisition II Corp., a Delaware corporation (the “Parent”), in accordance with that Merger Agreement dated as of the date hereof, by and among the Parent, the Company and LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.

As of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Support Agreement being referred to herein as the “Stockholder Shares”).

In order to induce the Parent to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Stockholder hereby agrees with Parent and the Company as follows:

1.     Voting Agreements. Each Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally covenants and agrees that, (i) at any meeting of the Company’s stockholders related to the transactions contemplated by the Merger Agreement or the Transaction Documents (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and (ii) in connection with any written consent of the Company’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), such Stockholder shall, as applicable to such Stockholder:

a.	when the Meeting is held, appear at the Meeting or otherwise cause his, her or its Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of his, her or its Stockholder Shares in favor of each of the proposals relating to the Transactions;

c.	authorize and approve the Merger to the extent the approval of any of the Company’s stockholders is required or applicable pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”);

d.	convert each share of Company Preferred Stock into shares of Company Common Stock in accordance with the terms of the Company Charter Article IV, Section B(4)(b)(ii) and the Merger Agreement; and

e.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of his, her or its Stockholder Shares against, and withhold consent with respect to, any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions (including as a result of not satisfying any of the conditions to Closing set forth in Section 8.1 or 8.2 of the Merger Agreement), (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Support Agreement.

Without limiting the foregoing, prior to any valid termination of the Merger Agreement in accordance with 9.1, 9.2, 9.3 or 9.4 thereof, each Stockholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the Transactions and on the terms and subject to the conditions set forth therein. The obligations of such Stockholder specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Company’s board of directors.

2.     Stop Transfers; Certificates. Each Stockholder agrees that except for transfers of his, her or its Stockholder Shares pursuant to the Merger Agreement, such Stockholder shall not request that the Company register the transfer (book entry or otherwise) of any of his, her or its Stockholder Shares if such transfer is not permitted by this Support Agreement. In furtherance of the foregoing, such Stockholder hereby agrees to (a) place a revocable stop order on all of his, her or its Stockholder Shares subject to this Support Agreement, and (b) notify the Company’s transfer agent (if any) in writing of such stop order and the restrictions on such Stockholder Shares under this Section 2 and Section 4 below and direct the Company’s transfer agent (if any) not to process any attempts by such Stockholder to Transfer any Stockholder Shares except in compliance with this Section 2 and Section 6 below.

2

3.     Termination of Company Financing Agreements. Each Stockholder, by this Agreement with respect to its Stockholder Shares, severally and not jointly, hereby agrees to terminate, subject to the Closing and effective as of the Effective Time, (a) those certain agreements set forth on Exhibit B attached hereto, if applicable to such Stockholder (the “Company Financing Agreements”); (b) any management rights or side letters between the Company and such Stockholder; and (c) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (clauses (a) through (c), collectively, the “Terminating Rights”) between such Stockholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their respective terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their respective terms.

4.     Waiver. Each Stockholder hereby irrevocably and unconditionally (i) waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Stockholder may have under applicable law (including Section 262 of the Delaware General Corporation Law or otherwise), (ii) consents to, on behalf of itself, the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock, with such conversion to be in accordance with the terms of the Company Charter and effective as of immediately prior to the Effective Time of the Merger, and (iii) waives, on behalf of themselves, its right to certain payments upon liquidation of the Company pursuant to Article IV, Section 2 of the Company Charter.

5.     Damages; Remedies. Each Stockholder acknowledges and agrees that the rights of the other parties hereto to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Support Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to any other available remedies a party hereto may have in equity or at law, each party hereto shall be entitled to equitable remedies against another party hereto for its breach or threatened breach of this Support Agreement, including to enforce specifically the terms and provisions of this Support Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Support Agreement in the Chosen Courts (as defined below), in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another remedy at law. In the event that a party hereto seeks equitable remedies in any Proceeding (including to enforce the provisions of this Support Agreement or prevent breaches or threatened breaches of this Support Agreement), no party hereto shall raise any defense or objection, and each party hereto hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

3

6.     Transfer Restrictions. Hereafter until the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Sections 9.1, 9.2, 9.3 or 9.4 thereof, each Stockholder agrees that such Stockholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of his, her or its Stockholder Shares except in accordance with the Merger Agreement or otherwise enter into any contract, option or other arrangement ~~or~~ undertaking to do any of the foregoing (a “Transfer”), (b) deposit any of his, her or its Stockholder Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Stockholder Shares that conflicts with any of the covenants or agreements set forth in this Support Agreement or (c) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder (a “Permitted Transfer”); provided further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also in agrees in writing, reasonably satisfactory in form and substance to the Parent, to assume all of the obligations of such Stockholder hereunder, and be bound by the terms of this Support Agreement. Any attempted Transfer of the Stockholder Shares, or any interest in any of the foregoing in violation of this Section 6 shall be null and void.

7.     New Shares. During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Sections 9.1, 9.2, 9.3 or 9.4 thereof, in the event that, (a) any shares of Company Common Stock, Company Preferred Stock or other equity securities of Company are issued to any Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Company securities owned by such Stockholder, (b) any Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock, Company Preferred Stock or other equity securities of the Company after the date of this Support Agreement or (c) any Stockholder acquires the right to vote or share in the voting of any Company Common Stock, Company Preferred Stock or other equity securities of Parent after the date of this Support Agreement (such Company Common Stock, Company Preferred Stock or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted his, her or its Stockholder Shares as of the date hereof.

8.     Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Governmental Authority or to securityholders of the Parent) of such Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Agreement, provided that any such documents shall be provided to any Stockholder being named at least one (1) business day prior to such publishing or disclosure for review and comment by such Stockholder. Each Stockholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

4

9.     Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

10.     Assignment. This Support Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall be permitted to assign any of its rights or delegate any of its obligations under this Support Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other parties hereto, and any attempted or purported assignment or delegation in violation of this Section 10 shall be null and void. Notwithstanding anything to the contrary in this Agreement, all obligations of a party hereto are being provided on a several basis by such party and not on a joint basis or a joint and several basis with the other parties hereto.

11.     Counterparts. This Support Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Support Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Support Agreement as to the parties hereto and may be used in lieu of the original Support Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

12.     Severability. The provisions of this Support Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Support Agreement. If any provision of this Support Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision to be negotiated by the parties hereto, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (ii) the remainder of this Support Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

5

13.     Governing Law; Jurisdiction; Jury Trial Waiver.

a.	This Support Agreement, and any claims or Proceedings arising out of this Support Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

b.	Each of the parties hereto agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Support Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Support Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (1) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (3) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (4) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 of the Merger Agreement or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (1) through (4) of this Section 13 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

c.	EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND CERTIFIES (A) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS SUPPORT AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.

6

14.     Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.6 of the Merger Agreement to the applicable party, with respect to the Company, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to the Stockholders, at the address set forth on each Stockholder’s signature page.

15.     Termination. This Support Agreement and the obligations of Stockholders under this Support Agreement shall automatically terminate and any waivers of rights by Stockholders under this Support Agreement shall automatically be reinstated, in each case, upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with Section 9.1 thereof; and (iii) the mutual written agreement of the Parent and the Stockholders. Upon the termination or expiration of this Support Agreement, no party hereto shall have any further obligations or liabilities under this Support Agreement; provided, however, such termination or expiration shall not relieve any party hereto from liability for any willful breach of this Support Agreement occurring prior to its termination.

16.     Stockholder Representations: Each Stockholder represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

a.	such Stockholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	such Stockholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.	in the case of any entity, it is duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed, as applicable, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, partnership or limited liability company powers, as applicable, and have been duly authorized by all necessary corporation, partnership or limited liability company actions, as applicable, on the part of such Stockholder;

d.	this Support Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

7

e.	the execution and delivery of this Support Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of his, her or its obligations under this Support Agreement;

f.	there are no Proceedings pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of his, her or its obligations under this Support Agreement;

g.	such Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with tax and legal advisors of his, her or its own choosing;

h.	such Stockholder has not entered into, and shall not enter into, any agreement that would prevent or delay such Stockholder from performing any of its obligations hereunder;

i.	such Stockholder has good title to the Stockholder Shares set forth opposite such Stockholder’s name on Exhibit A, free and clear of any Liens, and such Stockholders has the sole power to vote or cause to be voted such Stockholder Shares; and

j.	the Stockholder Shares identified in Section 2 of this Support Agreement are the only voting securities of the Company owned of record or beneficially owned by such Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with such Stockholder’s obligations pursuant to this Support Agreement or the disposition of such Stockholder Shares.

8

17.     Adjustment for Stock Split. If, and as often as, there are any changes in the Company or the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholders, the Company and the Stockholder Shares as so changed.

18.     Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[remainder of page intentionally left blank]

9

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.

Sincerely,

COMPANY STOCKHOLDERS

By:
Name:
Title:

Signature Page to
Stockholders Support Agreement

Accepted and Agreed:

SCIENCE 37, INC.

By:

Name:
Title:

LIFESCI ACQUISITION II CORP.

By:

Name:
Title:

Signature Page to
Stockholders Support Agreement

EXHIBIT A

LIST OF STOCKHOLDERS

[Exhibit A to Stockholders Support Agreement]

Exhibit A

EXHIBIT B

COMPANY FINANCING AGREEMENTS

1. Amended and Restated Investors’ Rights Agreement, dated as of August 5, 2020, by and among the Company and each of the investors listed on Schedule A attached thereto.

2. Amended and Restated Voting Agreement, dated as of August 5, 2020, by and among the Company, the holders of the Company’s Preferred Stock listed on the Schedule of Investors attached as Schedule A thereto, and the holders of the Company’s Common Stock listed on the Schedule of Key Holders attached as Schedule B thereto, and any subsequent stockholders, or any transferees who became party thereto.

3. Amended and Restated First Refusal and Co-Sale Agreement, dated as of August 5, 2020, by and among the Company, the holders of Company Common Stock listed on Schedule A attached thereto, and the holders of Company Preferred Stock listed on Schedule B attached thereto.

Exhibit B

Exhibit C

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [ ● ] day of [ ● ], 2021, by and among Science 37 Holdings, Inc., a Delaware corporation (f/k/a LifeSci Acquisition II Corp.) (the “Company”), the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”) and the equityholders designated as Legacy Science 37 Equityholders on Schedule B hereto (collectively, the “Legacy Science 37 Equityholders” and, together with the Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, each an “Investor” and collectively, the “Investors”).

WHEREAS, the Company, LifeSci Holdings LLC, a Delaware limited liability company (the “Sponsor”), and the Sponsor Equityholders are parties to that certain Registration Rights Agreement, dated as of November 20, 2020 (the “Prior Agreement”);

WHEREAS, the Company, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Legacy Science 37”), are parties to that certain Agreement and Plan of Merger, dated as of May [ ● ], 2021 (the “Business Combination Agreement”), pursuant to which, at the Effective Time (as defined in the Business Combination Agreement), Merger Sub will merge (the “Merger”) with and into Legacy Science 37, with Legacy Science 37 surviving the Merger as a wholly owned subsidiary of the Company (the “Business Combination”);

WHEREAS, on or about the date hereof, the Legacy Science 37 Equityholders are receiving shares of Common Stock as consideration for their shares of common stock and preferred stock of Legacy Science 37 pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the consummation of the Business Combination, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Combination” has the meaning given in the Recitals hereto.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Earn-Out Shares” means the shares of Common Stock received by the Legacy Science 37 Equityholders pursuant to the earn-out provisions of the Business Combination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Shares” means all of the outstanding shares of Common Stock owned by the Investors as of the date hereof or issued to the Investors in connection with the transactions contemplated by the Business Combination Agreement, including any Earn-Out Shares to the extent that such Earn-Out Shares have been issued by the Company in accordance with the Business Combination Agreement.

“Initial Shareholders” means LifeSci Holdings LLC and Chardan Healthcare Investments LLC, each an Investor.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Notices” is defined in Section 6.3.

“Permitted Transferees” shall mean any Person to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities.

“Person” means any individual or entity.

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Shares” has the meaning given in the definition of “Subscription Agreements”.

“Prior Agreement” has the meaning given in the Recitals hereto

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Initial Shares, and (ii) any shares of Common Stock or any other equity security (including, without limitation, the shares of Common Stock issued or issuable upon the exercise of any other equity security and warrants) of the Company otherwise acquired or owned by an Investor following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such securities described in clauses (i) and (ii) of the preceding sentence. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without limitations as to volume or manner of sale.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Sponsor Holder” shall mean the Sponsor and any of its Permitted Transferees.

“Subscription Agreements” shall mean, collectively, the several subscription agreements between the Company and certain investors, dated May [ ● ], 2021, pursuant to which the Company agreed to issue and sell, in private placements closing immediately prior to the closing of the Business Combination, an aggregate of 20,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000 (the “PIPE Shares”).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Warrant(s)” means the warrants of the Company.

2.                  REGISTRATION RIGHTS.

2.1              Demand Registration.

2.1.1        Request for Registration. At any time and from time to time, any of (i) Sponsor Holder or (ii) the holders of at least 20% in interest of the then-outstanding number of Registrable Securities (together with the Sponsor Holder, the “Demanding Holders”) may make a written demand for registration under the Securities Act of all or part of their Registrable Securities, as the case may be (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand within five (5) days after the Company’s receipt of any such demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than one (1) Demand Registration for the Sponsor Holder and two (2) Demand Registrations for other holders of Registrable Securities under this Section 2.1.1.

2.1.2        Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders that have Registrable Securities included in such Demand Registration thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3        Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4        Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the applicable Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5        Withdrawal. If a majority-in-interest of the Demanding Holders that have Registrable Securities included in the Demand Registration disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders that have Registrable Securities included in a Demand Registration withdraws from a proposed offering relating to such Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.1.6            Shelf Registration. The Company shall file within 45 days of the closing of the Business Combination, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a shelf registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a shelf registration on Form S-3 (the “Form S-3 Shelf” and together with the Form S-1 Shelf, each a “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any subsequent Shelf) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this Section 2.1.6 covering an Investor’s or Investors’ Registrable Securities, and such Investor or Investors qualify as Demanding Holders pursuant to Section 2.1.1 and wish to request an underwritten offering from such Shelf, such underwritten offering shall follow the procedures of Section 2.1 (including Section 2.1.3 and Section 2.1.4) but such underwritten offering shall be made from the Shelf and shall count against the number of long form Demand Registrations that may be made pursuant to Section 2.1.1. The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment.

2.2              Piggy-Back Registration.

2.2.1        Piggy-Back Rights. If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2        Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with the shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a)               If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such Persons and that can be sold without exceeding the Maximum Number of Shares;

(b)               If the registration is a “demand” registration undertaken at the demand of Persons other than the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3        Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4         Any Piggy-Back Registration effected pursuant to this Section 2.2 shall not be counted as a Demand Registration effected pursuant to Section 2.1.

2.3       Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time, request in writing, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly, and in any event within five (5) days after the Company’s receipt of such request, give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if the Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $2,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3.                  REGISTRATION PROCEDURES.

3.1              Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1        Filing Registration Statement. The Company shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer, President or Chairman of the Board of Directors of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2        Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3        Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4        Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5        State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6        Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7        Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8        Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9        Opinions and Comfort Letters. Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10    Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11    Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12    Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $15,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2              Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3              Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4              Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.5              Market Stand-off. In connection with any underwritten offering pursuant to a Demand Registration, if requested by the managing Underwriter or Underwriters of such underwritten offering, each participating holder will agree that it shall not transfer any shares of Common Stock or other equity securities of the Company held as of the date of pricing of such underwritten offering (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriter or Underwriters, during the ninety (90)-day period beginning on the date of pricing of such underwritten offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the managing Underwriter or Underwriters of such underwritten offering otherwise agree in writing. For the avoidance of doubt, this restriction shall not apply to any shares of Common Stock acquired in open market transactions following the date of pricing of such underwritten offering.

4.                  INDEMNIFICATION AND CONTRIBUTION.

4.1              Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers and directors and each Person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities and such Underwriter’s respective officers and directors and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2            Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be in proportion to and limited to the amount of any net proceeds actually received by such selling holder from the sale of the applicable Registrable Securities pursuant to the Registration Statement.

4.3              Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4              Contribution.

4.4.1        If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3        The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.                  RULE 144.

5.1              Rule 144. The Company covenants that it shall (i) make and keep public information available, as those terms are understood and defined in Rule 144, and (ii) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Investor holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investor to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (or any similar or successor rule thereto). Upon the request of any Investor, the Company shall deliver to such Investor (i) a copy of the most recent periodic report of the Company and such other reports and documents so filed by the Company with the Commission (it being understood that the availability of such report on the Commission’s EDGAR system shall satisfy this requirement) and (ii) such other information as may be reasonably necessary to permit the Investor to sell its Registrable Securities pursuant to Rule 144 (or any similar or successor rule thereto) without registration.

6.                  MISCELLANEOUS.

6.1              Other Registration Rights. The Company represents and warrants that no person, other than the holders of the Registrable Securities and the holders of the PIPE Shares pursuant to the Subscription Agreements, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions (excluding the Subscription Agreements) and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.2              Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto, to the permitted assigns of the Investors or holder of Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3              Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, facsimile or e-mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or e-mail; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Science 37, Inc.
600 Corporate Pointe, Suite 320
Culver City, California 90230
Attention: [ ● ]
E-mail: [ ● ]

with a required copy to (which copy shall not constitute notice):

Latham & Watkins LLP
811 Main St., Suite 3700
Houston, Texas 77002
Attention:	Ryan J. Maierson
Erika L. Weinberg
Thomas G. Brandt
E-mail:	Ryan.Maierson@lw.com
Erika.Weinberg@lw.com
Thomas.Brandt@lw.com

To an Investor, to the address set forth beside such Investor’s name on Exhibit A hereto.

6.4              Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5              Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

6.6              Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7              Term. This Agreement shall terminate on the earlier of (i) with respect to any Investor, the date on which such Investor no longer holds any Registrable Securities and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2). The provisions of Article IV and Article V shall survive any termination.

6.8             Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of a majority in interest of the Registrable Securities at the time in question. Upon the written consent of the Company and the holders of a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one holder of Registrable Securities, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other holders of Registrable Securities (in such capacity) shall require the consent of the holder so affected. No course of dealing between any holder of Registrable Securities or the Company and any other party hereto or any failure or delay on the part of a holder of Registrable Securities or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder of Registrable Securities or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.9              Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.10          Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.11          Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.12          Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.13          Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

6.14            Holder Information. Each holder of Registrable Securities agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such holder in order for the Company to make determinations hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

SCIENCE 37 HOLDINGS, INC.

By:
Name:
Title:

INVESTORS:

LIFESCI HOLDINGS LLC

By:
Name:
Title:

CHARDAN HEALTHCARE INVESTMENTS LLC

By:
Name:
Title:

[ ● ]

By:
Name:
Title:

[ ● ]

By:
Name:
Title:

[ ● ]

By:
Name:
Title:

[ ● ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit F

SPONSOR LOCK-UP AGREEMENT

THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”) is dated as of May 6, 2021, by and between the undersigned (the “Holder”) and LifeSci Acquisition II Corp., a Delaware corporation (“Parent”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A.           Parent, LifeSci Acquisition II Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent, and Science 37, Inc., a Delaware corporation (the “Company”), entered into a Merger Agreement dated as of May 6, 2021 (the “Merger Agreement”).

B.            Pursuant to the Merger Agreement, Parent will become the 100% stockholder of the Company (the “Transaction”).

C.            The Holder is the record and/or beneficial owner of (i) certain shares Parent Common Stock and (ii) certain Parent Warrants.

D.           As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.                   Lock-Up.

(a)                Subject to Section 1(e), during the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), (ii) enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such Lock-up Shares, in cash or otherwise, (iii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement or (iv) engage in any Short Sales (as defined below) with respect to any security of Parent; provided, for the avoidance of doubt, that nothing in this Agreement shall restrict the Holder’s right to cause the Company to file and cause to become effective a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) naming such Holder as a selling securityholder (and to make any required disclosures in respect thereof), if applicable.

(b)                In furtherance of the foregoing, Parent will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

1

(c)                For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d)                For purpose of this Agreement, the “Lock-up Period” means, with respect to the Lock-up Shares, the period commencing on the Closing Date and ending on the date that is 180 calendar days thereafter.

(e)                Notwithstanding the provisions set forth in this Section 1, the restrictions set forth herein shall not apply to: (i) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (ii) transfers by operation of law; (iii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-up Shares; provided, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (iv) gifts to a charitable organization; (v) transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (vi) transfers to Parent or the Company; (vii) transfers to (A) Parent’s or the Company’s officers or directors or (B) any affiliates or family members of Parent’s or the Company’s officers or directors; (viii) the exercise of warrants to purchase shares of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such warrants or (B) for the purpose of paying the exercise price of such warrants or for paying taxes due as a result of the exercise of such warrants or the vesting of such warrants, it being understood that all shares of Parent Common Stock received upon such exercise or transfer will remain subject to the restrictions of this Agreement during the Lock-up Period or (ix) transactions relating to shares of Parent Common Stock acquired in open market transactions, in each of clauses (i), (ii), (iii), (iv) and (vii), where such transferee agrees to be bound by the terms of this Agreement.

(f)                 In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be automatically released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of Parent and its Subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Parent being held by any Person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Parent with or into a third-party purchaser that results in the inability of the pre-transaction equity holders of Parent to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

2.            Representations and Warranties. Each party hereto, by its respective execution and delivery of this Agreement, hereby represents and warrants to the other party hereto and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform such party’s respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

2

3.            Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Parent, or any economic interest in or derivative of such stock, other than those securities specified on the signature page hereto. For purposes of this Agreement, (i) the shares of Parent Common Stock and (ii) Parent Warrants beneficially owned by the Holder as specified on the signature page hereto are collectively referred to as the “Lock-up Shares.”

4.            No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.            Notices. All notices and other communications to be given or made hereunder shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern Time in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email. Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 5:

(a)	If to Parent, to:

LifeSci Acquisition II Corp.

250 West 55th Street, #3401

New York, NY 10019

Attention: Andrew McDonald

E-mail: andrew@lifesciacquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

E-mail: mnussbaum@loeb.com

(b)	If to the Holder, to the addresses set forth on the Holder’s signature page hereto.

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6.            Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

3

7.          Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

8.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall be permitted to assign any of such party’s rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other party hereto, and any attempted or purported assignment or delegation in violation of this Section 8 shall be null and void.

9.            Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties hereto, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.           Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11.          Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12.          No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party hereto.

13.          Governing Law. This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

14.          Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LIFESCI ACQUISITION II CORP.

By:
Name: Andrew McDonald
Title: Chief Executive Officer

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

LIFESCI HOLDINGS LLC

By:
Name: Andrew McDonald
Title: Chief Executive Officer

Address for Notice:

LifeSci Holdings LLC
250 West 55th Street, #3401
New York, NY 10019
(646) 889-1200
Attn: Andrew McDonald
Email: andrew@lifesciacquisition.com

with a copy, which shall not constitute notice, to:

Loeb and Loeb LLP

345 Park Avenue, 19th Floor
New York, NY 10154
Attn: Mitchell Nussbaum
Email: mnussbaum@loeb.com

NUMBER OF Lock-up Shares:

1,772,034 shares of Parent Common Stock

3,146,453 Parent Warrants

[Signature Page to Sponsor Lock-Up Agreement]

EXHIBIT A

Name of Investor	Address

LifeSci Holdings LLC	250 W 55th St, #3401 New York, NY 10019

Chardan Healthcare Investments LLC	[ ● ]

[ ● ]	[ ● ]

[ ● ]	[ ● ]

[ ● ]	[ ● ]

[ ● ]	[ ● ]

Exhibit A

SCHEDULE A

Sponsor Equityholders

LifeSci Holdings LLC

Chardan Healthcare Investments LLC

Schedule A

SCHEDULE B

Legacy Science 37 Equityholders

[ ● ]

[ ● ]

[ ● ]

[ ● ]

[ ● ]

Schedule B

EXHIBIT G

Director Nomination Agreement Term Sheet

This Term Sheet summarizes certain principal terms of a Director Nomination Agreement (the “Director Nomination Agreement”) to be entered into in connection with the Closing by and among LifeSci Acquisition II Corp., a Delaware corporation (“Parent”), and the stockholders of Science 37, Inc., a Delaware corporation (“Science 37”) listed on Exhibit A hereto (collectively, the “Stockholders”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated May 6, 2021 (the “Execution Date”), by and among Parent, Science 37 and LifeSci Acquistion II Merger Sub, Inc., a Delaware corporation.

Definitive Agreement:	Immediately prior to the Closing, Parent and each of the Stockholders will enter into the Director Nomination Agreement containing, in addition to certain other customary terms and conditions, the terms and conditions reflected in this Term Sheet.
Board of Directors:

Effective as of the Closing, the Board of Directors of Parent (the “Board,” and each member of the Board, a “Director”) shall consist of at least seven (7) Directors (the “Initial Board”), one of which will be appointed by Parent in accordance with the Merger Agreement (the “Parent Director”) and the remainder of which will be appointed by the Company.

The Board shall at all times be comprised of a majority of independent directors (each, an “Independent Director”), each of whom shall meet the independence requirements under the rules and regulations of the NASDAQ Stock Market, and the membership of the Board shall also take into account any other applicable requirements, including diversity considerations. At least three of the Independent Directors shall also meet the independence requirements under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, with respect to service on the audit committee of the Board (each, an “Audit Committee Qualified Director”).

The Initial Board shall include the following individuals, each of whom shall serve as a Director until such individual’s successor is duly elected and qualified in accordance with the terms of the Director Nomination Agreement, the Second Amended and Restated Certificate of Incorporation of Parent, as amended, restated and/or amended and restated from time to time (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of Parent, as amended or amended and restated from time to time (the “Bylaws”), subject to such individual’s earlier death, resignation or removal:

•	the Parent Director;

•	the Chief Executive Officer of Parent following the Closing;

•	one (1) Audit Committee Qualified Director, who shall be John W. Hubbard;

•	one (1) Independent Director designated by Redmile Private Investments II, L.P., Redmile Strategic Master Fund LP, Redmile Capital Offshore II Master Fund, Ltd. and RAF, L.P. (collectively, “Redmile”), who shall be Robert Faulkner;

•	one (1) Independent Director designated by Lux Co-Investment Opportunities, L.P. and Lux Ventures IV, L.P. (collectively, the “Lux”), who shall be Adam Goulburn;

•	one (1) Independent Director designated by Pharmaceutical Product Development, LLC (“PPD”), who shall be Bhooshi DeSilva; and

•	one (1) Independent Director designated by dRx Capital AG (“dRx” and, together with Redmile, Lux and PPD, the “Legacy Stockholders”), who shall be Neil Tiwari.

Notwithstanding anything to the contrary contained in the Director Nomination Agreement, with respect to each subsequent election of Directors and subject to the rules of the NASDAQ Stock Market, from and after the Closing and until such time as it holds less than 10.0% of the issued and outstanding common stock of Parent, each Legacy Stockholder shall be entitled to nominate one (1) person for election as a Director (each such Director, a “Legacy Director”) at the applicable annual meeting or special meeting of the stockholders of Parent, in each case, including any adjournment or postponement thereof, at which Directors of the same class as such Legacy Director are to be elected to the Board. The Legacy Stockholders’ rights under the Director Nomination Agreement shall not be transferable. Parent shall (i) include each such Legacy Director as a nominee for election as a Director at the applicable annual stockholders meeting of Parent in its proxy solicitation materials (including any form of proxy it distributes) and (ii) unless the Board (or a committee thereof) reasonably determines in good faith, after receiving an opinion of Parent’s outside counsel, that doing so would cause it to violate its fiduciary duties to stockholders under applicable law, (A) recommend to Parent’s stockholders that such Legacy Director be elected as a Director at such annual stockholders meeting and (B) use reasonable best efforts to provide the highest level of support (including as to recommendation) as is used and/or provided for the election of the other Director nominees of Parent at such annual stockholders meeting.

2

In the event that a vacancy on the Board exists or is created at any time by the death, resignation, disqualification or removal of a member of the Initial Board prior to the due election and qualification of such member’s successor, such vacancy shall be filled pursuant to the Certificate of Incorporation; provided, that if such vacancy relates to a Legacy Director, the applicable Legacy Stockholder shall (until such time as it holds less than 10.0% of the issued and outstanding common stock of Parent) be entitled to designate such Legacy Director’s successor.

The Board shall have standing Nominating and Governance, Compensation and Audit Committees, each of which shall consist solely of Independent Directors and, in the case of the Audit Committee, solely of Audit Committee Qualified Directors.

Mr. Faulkner shall serve as the initial Chairperson of the Board (the “Chairperson”), and any successor Chairperson of the Board shall be designated as provided in the Bylaws.

The Board shall be classified into three classes at the Closing, with the Directors serving staggered three-year terms. The individual Directors comprising each class will be as agreed by the parties in the Director Nomination Agreement.

Immediately after Closing, the Board shall adopt an insider trading policy containing terms and conditions typical for a public company.

Amendment:	The Director Nomination Agreement may be amended from time to time only by the written agreement of all Stockholders entitled to designate a Director as of such time.

3

Exhibit A

Stockholders

•	Redmile Capital Offshore II Master Fund, Ltd.
•	Redmile Strategic Master Fund, LP
•	Redmile Private Investments II, L.P.
•	RAF, L.P.
•	Lux Co-Investment Opportunities, L.P.
•	Lux Ventures IV, L.P.
•	Pharmaceutical Product Development, LLC
•	dRx Capital AG